Exhibit 3.3

First Quantum Minerals Ltd.

Consolidated Financial Statements

December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Management’s Responsibility for Financial Reporting

The consolidated financial statements of First Quantum Minerals Ltd. and the information contained in the annual report have been prepared by and are the responsibility of the company’s management. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada and reconciled to United States GAAP and, where appropriate, reflect management’s best estimates and judgements based on currently available information.

Management has developed and is maintaining a system of internal controls to obtain reasonable assurance that the company’s assets are safeguarded, transactions are authorized and financial information is reliable.

The company’s independent auditors, PricewaterhouseCoopers LLP, who are appointed by the shareholders, conduct an audit in accordance with Canadian generally accepted auditing standards. Their report outlines the scope of their audit and gives their opinion on the consolidated financial statements.

The Audit Committee of the Board of Directors meets periodically with management and the independent auditors to review the scope and results of the annual audit, and to review the consolidated financial statements and related financial reporting matters prior to approval of the consolidated financial statements.

(signed) Philip K.R. Pascall	(signed) Martin R. Rowley
Philip K.R. Pascall Chairman and Chief Executive Officer	Martin R. Rowley Chief Financial Officer
March 15, 2005

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

Auditors’ Report To the Shareholders of First Quantum Minerals Ltd.

We have audited the consolidated balance sheets of First Quantum Minerals Ltd. as at December 31, 2004 and 2003 and the consolidated statements of earnings and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants Vancouver, B.C. March 15, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

First Quantum Minerals Ltd. Consolidated Balance Sheet As at December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

	2004	2003
	$	$
		(Restated)
Assets
Current assets
Cash and cash equivalents (note 19)	50,356	25,592
Restricted cash (note 9)	1,931	-
Accounts receivable and prepaid expenses	21,927	4,441
Inventory (note 4)	31,674	17,576

	105,888	47,609
Investments (note 5)	15,340	12,632
Exploration properties (note 6)	444	2,242
Property, plant and equipment (note 7)	319,222	96,603
Other assets and deferred charges (note 8)	32,167	3,049

	473,061	162,135

Liabilities
Current liabilities
Accounts payable and accrued liabilities	33,884	17,737
Current taxes payable (note 12)	3,248	-
Current portion of long-term debt (note 9)	22,865	12,993
Current portion of other liabilities (note 11)	12,012	3,333

	72,009	34,063
Long-term debt (note 9)	191,661	32,374
Asset retirement obligations (note 10)	3,762	4,182
Other liabilities (note 11)	33,286	3,114
Future income tax liability (note 12)	12,313	4,589

	313,031	78,322
Minority interests	2,190	2,190

	315,221	80,512

Shareholders’ Equity
Equity accounts (note 13)	161,776	113,102
Deficit	(3,936)	(31,479)

	157,840	81,623

	473,061	162,135

Commitments and contingencies (note 21)
Subsequent event (note 22)

Approved by the Board of Directors
(signed) R. Stuart Angus	Director	(signed) Robert A. Watts

The accompanying notes are an integral part of these consolidated financial statements.

First Quantum Minerals Ltd. Consolidated Statements of Earnings and Deficit For the years ended December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

	2004	2003
	$	$
		(Restated)

Revenues
Copper	103,352	49,419
Acid	10,171	11,035

	113,523	60,454

Costs and expenses
Cost of sales	53,770	41,299
Depletion and amortization	10,873	7,761
Exploration	3,063	620
Foreign exchange loss	260	969
General and administrative	6,171	2,852
Interest and financing fees on long-term debt	3,040	1,759
Other income	(985)	(419)

	76,192	54,841

Earnings before income taxes and equity earnings	37,331	5,613

Income taxes (note 12)	11,006	1,397

Equity earnings (note 5)	1,685	366

Net earnings for the year	28,010	4,582

Deficit - Beginning of year (note 2)	(31,479)	(36,061)

Prior period restatement (stock-based compensation) (note 2)	(467)	-

Deficit - End of year	(3,936)	(31,479)

Earnings per common share
Basic	0.47	0.09
Diluted	0.46	0.09

The accompanying notes are an integral part of these consolidated financial statements.

First Quantum Minerals Ltd. Consolidated Statements of Cash Flows For the years ended December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

	2004	2003
	$	$
		(Restated)

Cash flows from operating activities
Net earnings for the year	28,010	4,582
Items not affecting cash
Depletion and amortization	10,873	7,761
Accretion	416	702
Provision for deferred stripping	-	2,718
Equity earnings	(1,685)	(366)
Unrealized foreign exchange (gain) loss	(1,180)	1,253
Future income tax expense	7,724	1,386
Stock-based compensation expense	1,227	-
Other	878	16

	46,263	18,052
Change in non-cash operating working capital
Increase in accounts receivable and prepaid expenses	(9,455)	(1,224)
Increase in inventory	(14,514)	(4,457)
Increase in accounts payable and accrued liabilities	8,397	4,514

	30,691	16,885

Cash flows from financing activities
Movement in restricted cash	(1,931)	-
Proceeds from long-term debt	179,455	47,283
Repayments of principal on long-term debt	(17,401)	(29,490)
Proceeds from issue of common shares and warrants	46,983	24,164
Payment for deferred finance fees	(7,635)	(1,176)

	199,471	40,781

Cash flows from investing activities
Net payments to acquire property, plant and equipment	(193,245)	(39,158)
Payments for investments	(1,023)	-
Prepaid power payments	(6,988)	-
Payments for deferred exploration and stripping costs	(4,849)	(1,248)
Proceeds on disposal of investments	-	152

	(206,105)	(40,254)

Effect of exchange rate changes on cash	707	-

Increase in cash and cash equivalents	24,764	17,412

Cash and cash equivalents - Beginning of year	25,592	8,180

Cash and cash equivalents - End of year	50,356	25,592

The accompanying notes are an integral part of these consolidated financial statements.

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

1	Nature of operations

First Quantum Minerals Ltd. (the company or FQM) is engaged in the production of copper, gold and acid and related activities including exploration, development and processing. These activities are conducted principally in Zambia and the Democratic Republic of Congo (DRC).

2	Changes in accounting policies

Asset retirement obligations

Effective January 1, 2004, the company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) set out in Section 3110, “Asset Retirement Obligations”. Under the new standard, the company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and amortized over the expected useful life of the asset.

Upon adoption of these new recommendations, the company increased its property, plant and equipment, and environmental provisions by $1,468 and $2,898, respectively. It also decreased its future income tax liability, retained earnings and inventory balances by $408, $1,280 and $258, respectively. As required by the new recommendations, this change has been made retroactively with restatement of prior periods.

The restatement of previous periods has meant that certain comparative figures for the year ended December 31, 2003 presented in these financial statements have been restated from what was previously published. Specifically, retained earnings and future income tax liability decreased by $1,427 and $528, respectively. The following table reconciles the previously reported Deficit to the restated Deficit.

	2004	2003
	$	$
Deficit - Beginning of year
As previously reported	30,199	34,634
Asset retirement obligation restatement	1,280	1,427

As restated	31,479	36,061

Stock-based compensation

Effective January 1, 2004, the company adopted the recommendations of the CICA, set out in Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”. Under the new standard on stock-based compensation, the company is required to expense the fair value of the options granted to the income statement over the vesting period. The previous policy only required disclosure of the effect of using of the fair value method in the notes to the financial statements.

(1)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

The fair value of the options is determined using an option pricing model that takes into account, as of the grant date, the exercise price, the expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate over the expected life of the option. The resulting fair value of the options is expensed over their vesting periods. Cash consideration received from employees when they exercise the options is credited to capital stock.

Upon adoption of this standard, the company elected to retroactively adjust retained earnings without prior period restatement. On January 1, 2004, the company decreased retained earnings by $467 and increased contributed surplus and common shares by $391 and $76, respectively. If this standard had been in effect as at
January 1, 2003, the company would have reported a stock-based compensation expense of $383 in 2003.

Hedging relationships

On January 1, 2004, the company adopted CICA Accounting Guideline 13, “Hedging Relationships” (AcG 13)
and the Emerging Issues Committee Abstract 128, “Accounting for Trading, Speculative or Non-hedging
Derivative Financial Instruments” (EIC 128); as a result, the company reviewed its existing hedge accounting treatment of certain derivative financial instruments in accordance with AcG 13, which establishes new criteria for hedge accounting.

Under the new guidelines, the company is required to document its hedging transactions and explicitly demonstrate that the hedges are sufficiently effective in order to continue accrual accounting for positions hedged with derivatives. Derivative financial instruments that do not qualify for hedge accounting are required to be marked-to-market with changes in the fair value of the derivative instruments recognized as unrealized gains or losses in the statement of earnings.

During its review, the company identified certain cross-currency swaps and interest rate swaps, which had previously been designated as hedges of fluctuation in currency rate movements. Although some of its other derivative financial instruments would qualify for hedge accounting, most would not qualify under the stringent guidelines of AcG 13, even though, in management’s opinion, these contracts continue to be effective in mitigating the company’s exposure to interest rate and foreign currency fluctuations.

Having reviewed the current guidelines relating to hedge accounting, management is of the opinion that in order to provide more transparency and consistency in the manner in which hedging transactions are reported, the company will mark-to-market all of its derivative financial instruments.

Upon adoption of this guideline, the company deferred previously unrecognized exchange rate losses of $1,252 and non-hedge derivative losses of $127 and increased the Bwana EIB loan by $1,379 to adjust the carrying value of this loan to the spot rate effective as at December 31, 2003.

(2)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

3 Significant accounting policies Principles of consolidation

The company consolidates all of its subsidiaries including its 100% interest in Bwana Mkubwa Mining Ltd.
(Bwana) in Zambia, its 100% interest in Compagnie Minera De Sakania SPRL (Comisa) in the DRC, its 80%
interest in Kansanshi Mining Plc (Kansanshi) in Zambia, its 100% interest in FQM Zambia and its 80% interest in Mauritanian Copper Mines SARL (Guelb Moghrein).

Estimates, risks and uncertainties

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Realization of the company’s assets and liabilities is subject to risks and uncertainties, including reserve and resource estimation; future copper, cobalt, sulphuric acid and gold prices; estimated costs of future production;
changes in government legislation and regulations; estimated future income tax amounts; and the availability of financing and various operational factors.

Foreign currency translation

The company’s foreign currency transactions are translated into U.S. dollars at the rate of exchange in effect during the period, and any corresponding gains and losses are included in the determination of operating results.

The company’s foreign operations are considered to be integrated and, accordingly, have been translated using the temporal method. Under this method, monetary items are translated at the rate of exchange in effect at the balance sheet dates, and non-monetary items are translated at historical exchange rates. Revenue and expense items are translated at the average rate of exchange in effect during the quarter in which they occur, except for depletion and amortization of plant, property and equipment, which are translated at the same exchange rates as the assets to which they relate. Gains or losses on translation of monetary items are included in the consolidated statements of earnings and deficit.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and other short-term investments with initial maturities of less than three months.

(3)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Inventory

Product inventories comprise ore in stockpiles, acid and copper work-in-progress and acid and copper finished product, which are all valued at the lower of average cost and net realizable value. Cost includes material, labour and amortization of plant and equipment directly involved in the mining and production processes. The company uses the by-product method of allocating the cost between high and low grade ore where distinct ore types can be determined.

Ore in stockpiles that are in excess of the ore required for the forthcoming year’s processing are classified as non-current. Consumable stores are valued at the lower of purchase cost and replacement cost and recorded as a current asset.

Investments

The company’s investment in Carlisa Investment Corp. (Carlisa) is accounted for under the cost method.

The company’s investment in Anvil Mining NL (Anvil) is accounted for using the equity method. Under this method, the investment is initially recorded at cost and the carrying value adjusted to reflect the company’s pro rata share of earnings or losses. The excess of the cost over the related underlying equity in the net assets of
Anvil at the time of transition from the cost method to the equity method is considered to relate to Anvil’s mineral properties and will be amortized over their life. Investments also reflect any amount written off for an impairment in value that is considered to be other than temporary.

Mineral properties and deferred exploration costs

Exploration and associated costs relating to non-specific projects/properties are expensed in the period incurred.
Significant property acquisition, exploration and development costs relating to specific properties are deferred until the project to which they relate is sold, abandoned, impaired or placed into production.

Property acquisition and mine development costs, including costs incurred during production to expand ore reserves within existing mine operations, are deferred and depleted on a units-of-production basis over proven and probable reserves.

Management’s estimates of mineral prices, recoverable proven and probable reserves, and operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors, it is possible that changes could occur in the near term that could adversely affect management’s estimate of the net cash flow to be generated from its projects.

(4)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depletion and amortization. Costs recorded for plants under construction include all expenditures incurred in connection with the development and construction of the plants. Interest and financing costs that relate to the project and are incurred during the construction period are capitalized. No amortization is recorded until the plants are operational. Where relevant, the company has estimated residual values on certain plant and equipment.

Property, plant and equipment are depreciated over the estimated lives of the assets on a unit-of-production or straight-line basis as appropriate.

Pre-production costs

Production costs related to major projects are deferred until the project achieves commercial production.
Revenues related to this pre-production period are recorded as a reduction of the deferred expenditures. These deferred costs are amortized over the expected period of benefit of these costs on a units-of-production basis.

Asset impairment

The company performs impairment tests on property, plant and equipment and mineral properties when events or circumstances occur which indicate the assets may not be recoverable. Where information is available and conditions suggest impairment, estimated future net cash flows for each project are calculated using estimated future prices, proven and probable reserves and resources, and operating, capital and reclamation costs on an undiscounted basis and when estimated future cash flows are less than the carrying value, the project is considered impaired. Reductions in the carrying value of each project would be recorded to the extent the net book value of the investment exceeds the discounted estimated future cash flows. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered.

Deferred financing fees

Costs incurred to obtain long-term debt are deferred and amortized over the terms of the underlying debt.

Deferred stripping

The company uses the industry practice of deferred stripping. Under this accounting method, mining costs associated with waste rock removal in excess of the life-of-mine average are deferred and charged to earnings on the basis of the average stripping ratio for the life of the mine. When the cumulative stripping ratio is less than the life-of-mine average, a provision for future stripping is made.

The amount charged to cost of sales is therefore subject to management’s ability to estimate the stripping ratio over the life of the mine. Any changes in this estimate are applied prospectively and could have a material effect on the financial statements.

(5)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Revenue recognition

The company produces copper cathode, copper in concentrate, and acid. Revenues from copper products are recognized at contracted or market prices less realization charges when the risks and rewards of ownership pass to the customer. Copper products are sold under pricing arrangements where final prices may be determined by quoted market prices in periods subsequent to the date of sale. The products are provisionally priced using forward prices for the expected date of final settlement. Subsequent variations in the prices are recognized as revenue adjustments until the price is finalized. Acid revenue is recorded when title has passed to the customer and collectibility is reasonably assured.

Income taxes

The company uses the asset and liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years.
The amount of future tax assets recognized is limited to the amount that is more likely than not to be realized.

Earnings per share

Earnings per share are calculated using the weighted average number of shares outstanding during the period.
Diluted earnings (loss) per share are calculated using the treasury stock method whereby all “in the money”
options, warrants and equivalents are assumed to have been exercised at the beginning of the period and the proceeds from the exercise are assumed to have been used to purchase common shares at the average market price during the period.

Currency

All references to dollars ($) are to thousands of U.S. dollars unless otherwise noted. CA$ refers to Canadian dollars.

(6)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

4	Inventory

	2004	2003
	$	$
		(Restated)
Ore in stockpiles	11,584	10,476
Work-in-progress	1,283	767
Finished product	243	202

Total product inventory	13,110	11,445
Consumable stores	19,678	7,245

Total inventory	32,788	18,690
Less: Non-current portion (1)	(1,114)	(1,114)

	31,674	17,576

(1)	The non-current portion represents ore in stockpiles that the company does not currently anticipate processing in the next 12 months.

5	Investments

		2004	2003
		$	$

	Carlisa Investment Corp. (a)	9,522	9,522
	Anvil Mining NL (b) - Shares	5,818	2,943
	- Convertible note	-	167

		15,340	12,632

a)	The company has an 18.8% interest in Carlisa which holds a 90% interest in Mopani Copper Mines Ltd.

b)	The company has a 15.7% (2003: 17.0%) interest in Anvil, which has an operating mine in the Democratic Republic of Congo (DRC). On January 19, 2004, the company converted the remaining portion of its convertible note into ordinary shares of Anvil. During 2004, the company acquired 330,000 common shares in Anvil, which are separately listed on the Toronto Stock Exchange. The remainder of its shareholding in Anvil (36,996,171 shares) are listed on the Australian Stock Exchange.

At December 31, 2004, the market value of Anvil was $20,103 (2003 - $10,450). During the year ended December 31, 2004, the company recognized equity earnings for Anvil of $1,685 (2003 - $366). A portion of the company’s shares in Anvil are pledged as security for certain long-term debt (note 9).

(7)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

The company also holds 296,631 warrants of Anvil at an exercise price of CA$1.13. These warrants expire in January 2006 and as at December 31, 2004 had a fair market value of $1,203 using the Black-Scholes pricing model.
On February 28, 2005, the company disposed of its shares in Anvil (note 22).

6	Exploration properties

		2004	2003
		$	$

	DRC
	Frontier (previously Lufua)	-	1,096
	Lonshi	-	702
	Zambia	444	444

		444	2,242

The costs associated with Frontier and Lonshi were transferred in 2004 to capital work-in-progress and mineral property, respectively.

(8)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

7	Property, plant and equipment

		Accumulated
	Cost	amortization	Net
	$	$	$
2004
Bwana/Lonshi
Land and buildings	6,103	2,705	3,398
Mineral property	15,999	10,355	5,644
Plant and equipment	91,611	42,366	49,245

	113,713	55,426	58,287

Kansanshi Copper Project
Land and buildings	1,131	37	1,094
Mineral property	15,907	268	15,639
Plant and equipment	37,584	1,682	35,902
Work-in-progress	193,302	-	193,302

	247,924	1,987	245,937

Guelb Moghrein Project
Mineral property	10,272	-	10,272

Corporate Development and Other
Mineral property	6,524	6,524	-
Plant and equipment	8,253	3,527	4,726

	14,777	10,051	4,726

Total	386,686	67,464	319,222

2003
Bwana/Lonshi
Land and buildings	5,106	1,987	3,119
Mineral property	14,416	9,769	4,647
Plant and equipment	75,148	30,179	44,969

	94,670	41,935	52,735

Kansanshi Copper Project
Land and buildings	481	22	459
Mineral property	15,657	-	15,657
Plant and equipment	425	41	384
Work-in-progress	26,279	-	26,279

	42,842	63	42,779

Corporate Development and Other
Mineral property	6,720	6,720	-
Plant and equipment	4,391	3,302	1,089

	11,111	10,022	1,089

Total	148,623	52,020	96,603

Included in work-in-progress for Kansanshi is $2,702 of capitalized interest related to the project finance facilities, and $27,470 of capitalized mark-to-market losses on copper and gold hedges (note 18).

(9)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

8	Other assets and deferred charges

		2004	2003
		$	$
	Prepaid power (note 11(a))	11,853	-
	Deferred finance fees - net of amortization	7,549	1,935
	Deferred stripping asset	1,948	-
	Non-current ore stockpiles (note 4)	1,114	1,114
	Derivative instruments transition adjustment (note 2)	1,002	-
	Fair value of derivative instruments (note 18)	9,988	-

		33,454	3,049
	Less: Current portion of prepaid power	(1,287)	-

		32,167	3,049

9	Long-term debt

		2004	2003
		$	$
	Drawn debt facilities
	SCB facility (a)	27,692	25,074
	Bwana EIB facility (b)	12,731	13,265
	Banque Belgolaise facility (c)	9,000	6,000
	Standard Bank Group and WestLB (d)	97,000	-
	Kansanshi EIB facility (e)	46,376	-
	Banque Belgolaise and Export Development Bank of Canada (f)	21,477	-
	Other	250	1,028

	Total long-term debt	214,526	45,367
	Less: Current portion	(22,865)	(12,993)

		191,661	32,374

		2004
		$
	Available for drawdown
	Standard Bank Group and WestLB (d)	23,000
	Banque Belgolaise and Export Development Bank of Canada (f)	8,523
	Glencore International AG (g)	25,000

		56,523

(10)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

The scheduled future minimum repayments are as follows:

$

2005	22,865
2006	45,399
2007	39,230
2008	28,708
2009	23,561
Thereafter	54,763

214,526

a)	Standard Chartered Bank (SCB)

In 2003, Bwana entered into a long-term debt facility with SCB of $30,000 to re-finance an existing facility, and provide additional funding for capital projects and general working capital purposes. This facility is repayable in 13 equal quarterly instalments commencing in October 2004 and bears interest at a rate of LIBOR plus 2.5%. A sinking fund has been established to meet the quarterly instalments and is recorded as restricted cash.

The company has pledged as security the assets and undertakings of Bwana and 25 million shares of the company’s shareholding in Anvil.

b)	Bwana European Investment Bank (EIB) facility

In 2002, Bwana entered into a long-term debt facility with EIB for 14,000 Euros for additional project financing on the expansion of Bwana. This facility is repayable in six equal annual instalments commencing July 2003 and bears interest at between 3% and 12.5%, based on the average realized cash copper price for the preceding financial year. The interest rate is at its lower limit at a realized copper price of less than $1,400 per tonne and then increases incrementally until it reaches its $2,400 per tonne upper limit.

The company has pledged as security the assets and undertakings of Bwana pari passu with the pre-existing security provided to SCB. As this facility is in Euros, the company has entered into cross-currency principal and interest rate swaps.

c)	Banque Belgolaise facility

In 2003, the company entered into a long-term debt facility with Banque Belgolaise for $6,000 to assist with financing the Comisa mining fleet. This facility was extended to $10,000 to provide additional financing for Comisa’s larger mining fleet. The facility is repayable in 10 quarterly instalments commencing in December 2004 and bears interest at LIBOR plus 3%. A sinking fund has been established to meet these quarterly instalments and is recorded as restricted cash.

The company has pledged as security the mining fleet of Comisa.

(11)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

d)	Standard Bank Group and WestLB

In 2003, Kansanshi entered into a secured $120,000 senior debt facility agreement arranged and underwritten by Standard Bank Group and WestLB to finance the design, construction, operation and maintenance of the Kansanshi project.

The facility comprises two tranches of $60,000, each available for drawdown until July 31, 2005. Tranche A is repayable in eleven semi-annual instalments commencing on January 31, 2006; Tranche B is repayable in 22 quarterly payments commencing on October 31, 2005. Interest on Tranche A is calculated at a fixed rate of 6%. Interest on Tranche B is calculated at LIBOR plus 3% during construction and LIBOR plus 2.5% during the repayment period.

The company has pledged as security the assets and undertakings of Kansanshi, a mortgage over the shares of Kansanshi Holdings Limited and a guarantee of repayment by FQM.

e)	Kansanshi European Investment Bank (EIB) facility

In 2003, Kansanshi entered into a subordinated debt facility agreement with EIB, for 34 million Euros ($46,400), to finance the design, construction, operation and maintenance of the Kansanshi project.

This facility is available for drawdown prior to October 31, 2006 and repayable in nine equal annual payments commencing October 31, 2007. Interest will be 7.2% until April 30, 2005 and thereafter will be recalculated annually, within a range of 3.2% to 13.2%, based on the average LME cash copper price for the preceding calendar year. The interest rate is at its lower limit at a realized copper price of less than $1,300 per tonne and then increases incrementally until it reaches its $2,200 per tonne upper limit.

As this facility is in Euros, the company has entered into cross-currency principal and interest rate swaps.

f)	Banque Belgolaise and Export Development Bank of Canada

In the second quarter of 2004, the company entered into a $30,000 facility with Banque Belgolaise and Export Development Bank of Canada.

This facility comprises two tranches. Tranche A is for $25,000 and bears interest at LIBOR plus 3% during the availability period and LIBOR plus 2.5% thereafter. Tranche B is for $5,000 and 90% of this tranche bears interest at LIBOR plus 1%, while the remainder bears interest the same as Tranche A.

This facility is available for drawdown until the earlier of project completion date at Kansanshi or March 31, 2005. The facility is repayable in 12 quarterly instalments commencing the earlier of four months after the Kansanshi project completion date or the July 31, 2005.

The company has pledged as security the assets and undertakings of FQM Zambia Ltd.

(12)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Undrawn debt facilities g) Glencore International AG

In 2004, Kansanshi entered into a $25,000 cost over run facility with Glencore International AG. The facility bears interest at LIBOR plus 3.5% . If utilized, the loan is repayable in 10 semi-annual instalments commencing 18 months after the Kansanshi project completion date.

10 Asset retirement obligations

The company’s asset retirement obligations relate to the retirement and remediation of Bwana and Lonshi and the Kansanshi Copper Project.

The asset retirement obligations have been recorded as a liability at fair value, assuming a credit adjusted risk-free discount rate between 6.5% and 7.15% and an inflation factor of 4%.

The following table summarizes the movements in the asset retirement obligation activities for the years ended
December 31, 2004 and 2003:

	2004	2003
	$	$

At January 1	4,182	3,480
Changes in cash flow estimates	(426)	-
Accretion expense	416	702

At December 31	4,172	4,182
Current portion	(410)	-

	3,762	4,182

The liability for retirement and remediation on an undiscounted basis before an inflation factor of 4% is estimated to be approximately $4,331.

The changes in cash flow estimates result from new fair value estimates of the asset retirement obligation at
Bwana and Lonshi that have decreased the estimate by $2,180 in the third quarter of 2004, and the commissioning of Kansanshi, where the initial fair value estimate of the asset retirement obligation is $1,754.

(13)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

11 Other liabilities

	2004	2003
	$	$

Deferred stripping liability	-	2,718
Unrealized fair value of derivative liability (note 18)	10,945	-
Deferred premium obligation (note 18)	19,231	-
Zesco Limited (a)	3,579	-
ZCCM deferred payment (b)	3,333	3,333
Guelb Moghrein deferred payment (c)	7,370	-
Other	840	396

	45,298	6,447
Less: Current portion	(12,012)	(3,333)

	33,286	3,114

a)	Zesco Limited

The company has entered into an agreement with Zesco Limited (Zesco) whereby Zesco will provide the Kansanshi mine with power for 10 years from the first day of commercial operations. The company agreed to pay a connection fee of $10,000, of which $6,000 was paid during 2004 with the balance of $4,000 to be paid in equal bi-annual payments beginning in 2004. Interest is calculated on the outstanding balance at a fixed rate of 6% per annum.

b)	ZCCM deferred payment

Consistent with the Kansanshi development agreement, the company agreed to pay $667 to Zambian Consolidated Copper Mines (ZCCM) on the first business day of April, July and October 2003 and January, April and July 2004 subject to the price of copper.

c)	Guelb Moghrein deferred payment

The company agreed to pay a total of $10,000 to acquire the rights to the 80% interest in Guelb Moghrein copper project. The first payment of $2,000 was made in December 2004, with subsequent payments of $3,000 due 12 months after the first payment date and $5,000 due on the earlier of 24 months from the first payment date or upon commercial production. The discounted value of the deferred payments at December 31, 2004 is $7,370.

(14)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

12	Income taxes

	a)	The income taxes shown in the consolidated statements of earnings and deficit differ from the amounts obtained by applying statutory rates to the earnings before provision for income taxes due to the following:

		2004		2003

	Amount		Amount
	$	%	$	%

Earnings before income taxes, minority
interest and equity earnings	37,331		5,613

Income taxes at statutory rates	13,296	36	2,112	38
Difference in foreign tax rates	(2,938)	(9)	(709)	(13)
Non-deductible expenses	453	1	36	1
Tax losses recognized	195	1	(42)	(1)

Taxation expense	11,006	29	1,397	25

Comprising
Current income taxes	3,282		11
Future income taxes	7,724		1,386

	11,006		1,397

b)	The company has non-capital loss carry-forwards of $46,156 (2003 - $70,379) that may be available for tax purposes. The losses are in the following countries and expire as follows (expressed in US$):

	Canada	Congo	Zambia
Expiry date	$	$	$

2005	10	-	-
2006	1,643	-	-
2007	2,403	-	-
2008	1,634	862	-
2009	1,464	-	-
2010	958	-	12,982
2015	-	-	24,200

	8,112	862	37,182

(15)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

c) The following table sets out changes in the future income tax liability for the current year:
	2004	2003
	$	$
Opening future income tax liability	4,589	3,192
Future income tax expense	7,724	1,397

	12,313	4,589

The significant components of the company’s future income tax liability is as follows:
	2004	2003
	$	$
Operating loss carry-forwards	(12,446)	(18,594)
Excess of carrying values over tax values	15,820	13,198
Valuation allowance	8,939	9,985

Net future income tax liability	12,313	4,589

d)	The currency basis of the company’s tax losses in Zambia are currently subject to legal interpretation. Bwana maintains its tax records in U.S. dollars rather than Kwacha; formal approval for this treatment has not been received from the Zambian Revenue Authority (ZRA). The calculation of the future income tax liability assumes that Bwana can maintain its tax losses and taxation base of its assets in U.S. dollars. A number of Zambian companies are currently in negotiations with the ZRA to resolve this issue.

Management is confident that maintaining the tax records in U.S. dollars is the appropriate treatment and therefore has calculated the tax liability on this basis. As of the preparation of these financial statements, this issue was still pending with the ZRA.

(16)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

13 Equity accounts

			2004	2003
			$	$
Common shares			158,538	110,557
Warrants (note 15)			-	777
Contributed surplus (note 16)			3,238	1,768

			161,776	113,102

Common shares

Authorized
Unlimited common shares without par value

Issued

		2004		2003

	Number of	Amount	Number of	Amount
	shares	$	shares	$
	(000’s)		(000’s)
Balance - Beginning of year	56,396	110,557	43,506	74,102
Stock-based compensation -
prior period restatement
(note 2)	-	76	-	-
Shares issued (a)	3,750	42,996	5,500	20,554
Special warrants converted (b)	-	-	5,500	10,664
Exercise of stock options
(note 14)	843	1,798	890	1,944
Warrants converted (note 15)	250	3,111	1,000	3,293

Balance - End of year	61,239	158,538	56,396	110,557

Weighted average shares
outstanding	60,123		50,668

a)	On February 10, 2004, 3.75 million common shares were issued at CA$16 per share for net proceeds of $42,996.

On July 3, 2003, 5.5 million common shares were issued at CA$5.35 per share for net proceeds of $20,544.

b)	On December 19, 2002, 5.5 million special warrants were issued at CA$3.25 per special warrant for net proceeds of $10,664. Each special warrant was converted into one common share of the company at no additional cost on April 18, 2003.

(17)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

14 Share stock options
In 2004, the company adopted a new stock option plan whereby it may grant up to 6,000,000 options to its directors and employees. Upon adoption of the new plan, 2,840,500 options under the 1997 stock option plan were transferred to the new option plan.

		2004		2003

		Weighted		Weighted
	Number of	average	Number of	average
	shares	exercise price	shares	exercise price
	(000’s)	CA$	(000’s)	CA$

Outstanding - Beginning of year	2,407	3.75	2,642	3.14

Granted	1,672	16.16	686	5.10
Exercised	(843)	2.49	(890)	2.98
Cancelled	(78)	12.42	(31)	3.35

Outstanding - End of year	3,158	10.44	2,407	3.75

The weighted average fair value of the options granted during 2004 was $5.15 per share. At December 31, 2004, the following share stock options were outstanding:

Number of shares (000’s)	Price range	Weighted average exercise price CA$	Weighted average remaining life (months)
1,546	$3.50 - $5.10	4.32	27
1,612	$14.61 - $17.44	16.22	56

3,158		10.44	42

At December 31, 2004, 1,188,000 share stock options were vested and exercisable.

Option pricing models require the input of highly subjective assumptions including the expected volatility. Changes in the assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the company’s stock options.

The following assumptions were used in the Black-Scholes option pricing model to calculate the compensationexpense (note 2):

Risk-free interest rate	2.02%	to 4.38%
Options expected life	2.5 to	4.5 years
Expected volatility	43% to 46%
Expected dividend		nil

(18)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

15 Share purchase warrants

			2004			2003

		Weighted			Weighted
		average			average
Number of		exercise		Number of	exercise
	shares	price	Total	shares	price	Total
	(000’s)	CA$		$(000’s)	CA$	$
Outstanding - Beginning
of year	250	11.00	777	1,000	2.25	1,627
Granted (a)	-	-	-	250	11.00	777
Exercised (b)	(250)	11.00	(777)	(1,000)	2.25	(1,627)

Outstanding - End of year	-	-	-	250	11.00	777

a)	On December 12, 2003, 250,000 warrants were issued at a fair value of $777 to Standard Bank, London in conjunction with the project financing for Kansanshi. These warrants granted the right to purchase 250,000 common shares of the company at CA$11.00 per share. On November 29, 2004, these warrants were exercised for net proceeds of $2,300. Both the fair value of the warrants and the proceeds from the exercise were transferred to common shares.

b)	On October 8, 2003, 1,000,000 warrants were exercised for CA$2.25 per share; these warrants had a deemed fair value of $1,627. Both the fair value of the warrants and the proceeds from the exercise were transferred to common shares.

16	Contributed surplus
		2004	2003
		$	$
	Balance - Beginning of year	1,768	1,768
	Retroactive adjustment (note 2)	391	-
	Expense for the year	1,227	-
	Transfers upon exercise of options	(148)	-

	Balance - End of year	3,238	1,768

(19)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

17 Segmented information

The company’s reportable operating segments are strategic business units that produce different but related products or services. Each business unit is managed separately because each requires different technology andmarketing strategies.

Bwana/Lonshi Operations (BLO)

The Bwana plant and the Lonshi mine are owned by separate legal entities but from a management perspectiveare viewed as an integrated operation, with the Bwana plant processing the ore mined at Lonshi. The Bwana plant in Zambia produces grade A copper cathodes from the Lonshi open pit mine in the DRC. In addition, the Bwana plant manufactures sulphuric acid for use in processing the copper and for sale to third parties.

Kansanshi Copper Project (KCP)

The Kansanshi project is located in the northwest province of Zambia, approximately 15 kilometres north ofSolwezi. The project is expected to reach commercial production in the first quarter of 2005. At that point, itwill produce grade A copper cathodes and copper in concentrate with a gold credit.

Guelb Moghrein Project (GMP)

The Guelb Moghrein project is located near Akjoujt in Mauritania. The project is in the development phase with construction expected to start in early 2005 and commercial production expected to commence in early 2006.

(20)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

Corporate Development and Administration and Other (CDA)

The corporate development and administration segment is responsible for the evaluation and acquisition of newmineral properties, regulatory reporting, and corporate administration. It also holds the Connemara gold mine in Zimbabwe which is currently on a care and maintenance basis, the Frontier project (previously known as Lufua) which is in the drilling and assessment phase, and the investment in Carlisa which holds a 90% interest in Mopani Copper Mines Ltd.

For the year ended December 31, 2004, segmented information is presented as follows:

	BLO	KCP	GMP	CDA	Total
	$	$	$	$	$

External revenues	113,523	-	-	-	113,523

Costs and expenses
Cost of sales	53,770	-	-	-	53,770
Depletion and amortization	9,552	-	-	1,321	10,873
Exploration	1,975	-	-	1,088	3,063
Foreign exchange (gain) loss	(153)	-	-	413	260
General and administrative	-	-	-	6,171	6,171
Interest and financing fees	2,803	-	-	237	3,040
Other income	(77)	-	-	(908)	(985)

Total costs and expenses	67,870	-	-	8,322	76,192

Segment profit (loss) before the undernoted
items	45,653	-	-	(8,322)	37,331
Equity earnings	-	-	-	1,685	1,685
Income tax	11,006	-	-	-	11,006

Segment profit (loss)	34,647	-	-	(6,637)	28,010

Property, plant and equipment additions	19,041	204,923	10,272	3,689	237,925

Total assets	154,132	304,284	10,475	180,317	649,208
Intercompany balances included in total assets	(46,393)	-	-	(129,754)	(176,147)

Total consolidated assets	107,739	304,284	10,475	50,563	473,061

Definitions:

BLO - Combined operations of Bwana/Lonshi KCP - Kansanshi Copper Project GMP - Guelb Moghrein Project CDA - Corporate Development and Administration, includes Frontier, Connemara and Carlisa

(21)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

For the year ended December 31, 2003, segmented information is presented as follows:
	BLO	KCP	GMP	CDA	Total
	$	$	$	$	$

External revenues	60,454	-	-	-	60,454

Costs and expenses
Cost of sales	41,250	-	-	49	41,299
Depletion and amortization	7,632	-	-	129	7,761
Exploration	-	-	-	620	620
Foreign exchange loss (gain)	1,591	-	-	(622)	969
Gain on disposal	(138)	-	-	-	(138)
General and administrative	-	-	-	2,852	2,852
Interest and financing fees	1,713	-	-	46	1,759
Other income	(52)	-	-	(229)	(281)

Total costs and expenses	51,996	-	-	2,845	54,841

Segment profit (loss) before the undernoted
items	8,458	-	-	(2,845)	5,613
Equity earnings	-	-	-	366	366
Income tax	1,397	-	-	-	1,397

Segment profit (loss)	7,061	-	-	(2,479)	4,582

Property, plant and equipment additions	14,659	27,896	-	76	42,631

Total assets	84,545	44,731	-	130,798	260,074
Intercompany balances included in total assets	(4,220)	-	-	(93,719)	(97,939)

Total consolidated assets	80,325	44,731	-	37,079	162,135

18	Financial instruments

	a)	Derivative instruments

The company uses derivative instruments to mitigate the effect of certain risks that are inherent in its business and from time to time to address the requirements of its lending institutions.

As at December 31, 2004, the company had entered into a number of derivative instruments to minimize the risk exposure to copper and gold prices, foreign currency, and interest rate movements. These instruments consist of forward and option contracts, interest rate protection contracts, and foreign currency protection contracts.

(22)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

For copper and gold forward and put option contracts, fair values were calculated using spot and forwardprices and volatilities. For interest rate protection contracts, fair values were determined using market interest rates. For foreign currency protection contracts, fair values were determined using the exchange rate at year-end.

The put options offer downside protection while allowing the company to participate in any copper and gold price appreciation. Forward contracts are based on a fixed gold price and cap the price that will be received for sales in the future. The fair values of these contracts at December 31, 2004 are as follows:

Estimated fair value
$

Asset (liability)
Copper put options (i)	2,046
Gold put options and forward contracts (ii)	(10,285)
Gross currency principal and interest swaps (iii)	7,282

(957)

i)	The company has entered into copper put option contracts on 210,240 tonnes of its expected copper production at Kansanshi beginning in year 2005 and ending in year 2007 at a price of $1,800 ($0.82 lb). Upon entering into these contracts, the company assumed a premium obligation of $21,024, which becomes due and payable between January 2005 and December 2007. The net present value of this premium of $19,231 has been recorded as a deferred premium obligation on the balance sheet (note 11).

As at December 31, 2004, the increase in copper prices has meant that the fair value of these put option contracts has decreased by $17,185 to $2,046 (note 8). This decrease in fair value has been capitalized as commercial production at Kansanshi has not yet commenced.

ii)	The company has entered into put option contracts on 139,296 ounces at a forward price of $350 per ounce for part of its gold production at Kansanshi beginning in year 2005 and ending in year 2009. To cover the cost of these put option contracts that the company has also entered into contingent gold forward contracts on 139,926 ounces of gold with a strike price of $400 for part of its gold production at Kansanshi beginning in year 2005 and ending in year 2009.

As at December 31, 2004, the increase in gold prices has meant that the fair value of the put options has increased to $660 (note 8) and the fair value of the forward contracts has decreased to $10,945 (note 11). This combined decrease in fair value has been capitalized as commercial production at Kansanshi has not yet commenced.

(23)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

iii)	The company has entered into cross-currency principal and interest rate swaps to hedge the Euro interest and principal payments on the Bwana and Kansanshi EIB facility. The fair value of these instruments were $7,282 as at December 31, 2004 (note 8).

b)	Fair values

As at December 31, 2004, the company’s carrying values of cash and cash equivalents, restricted cash, accounts receivable and prepaid expenses, accounts payable and accrued liabilities, and financial instruments included in other liabilities approximate their fair values due to their short-term to maturity. The majority of the company’s long-term debt approximates fair value due to the floating rate nature of the facilities. Information on long-term debt is presented in note 9.

c)	Credit risk

Financial instruments that potentially subject the company to credit risk consist of cash and cash equivalents and accounts receivable. The company deposits cash and cash equivalents with high credit quality financial institutions. The company’s future copper concentrate and cathode production has been committed to three customers on market pricing terms. In 2004, all of the company’s copper sales and receivables were with two of these customers.

19	Cash and cash equivalents
	Cash and cash equivalents at December 31 comprised the following:
		2004	2003
		$	$
	Cash on hand and balances in bank	22,287	25,592
	Short-term investments	28,249	-

		50,536	25,592

During the year ended December 31, 2004, the company paid interest of $3,201 (2003 - $1,486) and taxes of $34 (2003 - $11).

20 United States GAAP reconciliation
The United States GAAP reconciliation is included solely for the purpose of the company’s Annual Information filing on the Alternative Investment Market (AIM) of the London Stock Exchange. The company’s shares are listed on the Toronto Stock Exchange and the AIM and the company is not a registrant with the United States Securities and Exchange Commission.

(24)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

The company’s financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). The preparation under Canadian GAAP differs in certain significantrespects from that under United States GAAP (U.S. GAAP). The impact of the principal measurement differences on these consolidated financial statements is as follows:

a)	Deferred exploration

Under Canadian GAAP, the company capitalizes exploration costs related to specific properties until the project to which they relate is sold, abandoned, impaired or placed into production. Under U.S. GAAP, exploration costs are expensed until such time as a definitive feasibility study has been completed that supports the capitalization of exploration costs.

b)	Pre-production costs

Under Canadian GAAP, the company capitalizes costs incurred during the pre-production phase of a project until commercial production commences. Under U.S. GAAP, pre-production costs are required to be expensed as incurred.

c)	Investment carrying values

Prior to the year ended November 30, 2000, the company accounted for its investment in Anvil at cost less any amounts written off to reflect an impairment in value that was other than temporary. Under U.S. GAAP, the company’s investment in Anvil would have been accounted for as available-for-sale and carried at fair value, with any unrealized gains and losses being excluded from earnings and reported as other comprehensive income. This difference in accounting treatment has been reflected in an opening adjustment of $1,807 to total shareholders’ equity under other comprehensive income.

Under Canadian and U.S. GAAP, the company now accounts for its investment in Anvil using the equity method. Included in comprehensive income is the company’s share of the unrealized gains and losses arising on available-for-sale securities held by Anvil.

d)	Asset retirement obligations

For U.S. GAAP purposes, the company adopted Financial Accounting Standards Board (FASB) Statement No. 143 (SFAS 143), “Asset Retirement Obligations” (ARO) effective January 1, 2003. This resulted in the recognition of the estimated fair value of the liability for ARO and a corresponding increase in the carrying value of the related long-lived assets. Accretion is being recognized on the ARO. Subsequent to January 1, 2003, the ARO and related long-lived assets are adjusted for changes resulting to either the timing or amount of the original undiscounted asset retirement cash flows. This standard is consistent with CICA 3110, adopted for Canadian GAAP effective January 1, 2004 (note 2). The company adopted the Canadian standard with retroactive restatement of prior period. As the adoption assumptions were substantially the same under Canadian and U.S. GAAP, there will no longer be a Canadian to U.S. GAAP difference.

(25)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

e)	Comprehensive income

U.S. GAAP requires that a comprehensive income statement be prepared. Comprehensive income is defined as “the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period; except those resulting from investments by owners and distributions to owners.” The comprehensive income statement reconciles the reported net income to the comprehensive income amount.

f)	Derivative instruments

For U.S. GAAP purposes, the company adopted FASB Statement No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities” effective January 1, 2001. This guideline requires that all derivatives be recorded on the balance sheet at their fair value with changes in fair value recognized in earnings of the current period unless specific hedge accounting criteria are met. Effective January 1, 2004, the company adopted AcG 13 and EIC 128 and has marked-to-market all derivatives positions for Canadian GAAP. Management has currently not designated any of the company’s financial instruments as hedges under AcG 13 or SFAS 133.

As part of the transition under Canadian GAAP AcG 13 and EIC 128, the company is allowed to amortize the previously deferred change in the fair value of the derivatives held prior to adoption, which has been fully charged to income under U.S GAAP. As a result of this difference, the company has differences in deferred charges and foreign exchange losses between Canadian GAAP and U.S. GAAP.

The company’s EIB facilities contain embedded derivatives as defined in SFAS 133. The company has marked-to-market the embedded derivatives in the EIB facilities and recognized the change in fair value in earnings under U.S. GAAP. Derivative mark-to-market losses of $27,470 which had been capitalized for Canadian GAAP as pre-production costs have been expensed under U.S. GAAP.

g)	Stock-based compensation

For U.S. GAAP purposes, the company adopted FASB Statement No. 123 (SFAS 123), “Accounting for Stock-based Compensation” effective January 1, 2004. SFAS 123 requires the use of the fair value method of accounting for stock-based compensation. The company applied the Modified Retrospective Method of adoption included in SFAS 148 and has adjusted shareholders’ equity in 2004 as if the fair value based accounting method in this Statement had been used to account for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994. This standard is consistent with the revised provisions of CICA 3870, adopted for Canadian GAAP effective January 1, 2004 (note 2). As a result, there will no longer be a Canadian to U.S. GAAP difference.

(26)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

h)	Variable interest entities

Effective January 1, 2004, the company adopted the provisions of FASB Interpretation 46R (FIN 46R), “Consolidation of Variable Interest Entities”. FIN 46R establishes accounting guidance for consolidation of variable interest entities by the primary beneficiary and applies to any business enterprise, public or private, that has a controlling interest, contractual relationship or other business relationship with variable interest entity. The company has determined that it is not the primary beneficiary of any variable interest entities, and as a result, the adoption of FIN 46R has no effect on the financial statements. For Canadian GAAP purposes, the company will adopt the provisions of Accounting Guideline 15, “Variable Interest Entities” (AcG 13) effective January 1, 2005.

i)	Cash flows

Under Canadian GAAP, pre-production costs, deferred stripping, and exploration expenditures are recorded as cash flows used in investing activities. During the year ended December 31, 2004, pre-production costs, deferred stripping, and exploration expenditures of $20,580 (2003 – $1,248) would be reclassified as cash flow used in operating activities under U.S. GAAP.

j)	Reconciliation to earnings (loss) under U.S. GAAP

	2004	2003
	$	$

As reported in accordance with Canadian GAAP	28,010	4,582
U.S. GAAP adjustments
Deferred exploration (a)	(2,595)	(1,307)
Derivative instruments (f)	(28,325)	(1,109)
Stock-based compensation (g)	-	(410)

(Loss) net earnings under U.S. GAAP before changes in
accounting policies	(2,910)	1,756
Cumulative effect adjustment - asset retirement
obligations (d)	-	(1,322)

(Loss) net earnings under U.S. GAAP	(2,910)	434
Unrealized gain (loss) on securities (c)	1,147	(34)

Comprehensive (loss) earnings under U.S. GAAP	(1,763)	400

(27)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

k)	Reconciliation to earnings (loss) per share under U.S. GAAP

Using earnings (loss) per U.S. GAAP results in the following earnings (loss) per share amounts:

		2004	2003
		$	$

	Basic and diluted (loss) earnings per share	(0.03)	0.01

l)	Reconciliation to total shareholders’ equity under U.S. GAAP

		2004	2003
		$	$

	As reported in accordance with Canadian GAAP	157,840	81,623
	Cumulative U.S. GAAP adjustments
	Deferred exploration (a)	(8,620)	(6,025)
	Unrealized losses on securities (c)	(551)	(1,698)
	Derivative instruments (f)	(29,434)	(1,109)
	Stock-based compensation (g)	-	(467)

	U.S. GAAP shareholders’ equity	119,235	72,324

21	Commitments and contingencies

Kansanshi deferred consideration

Under the terms of the purchase agreement, the company has agreed to make a final payment to Cyprus Amax in connection with the Kansanshi acquisition. This amount will be calculated as $25,000 less an amount equal to the average market value for the 30 days after the commencement of commercial production of the 1.4 million common shares that the company previously issued to Cyprus Amax. Management believes no amounts will be due to Cyprus Amax at the time this final payment is calculated.

Commitments

In conjunction with the development of Kansanshi and other projects, the company has committed to approximately $31 million in capital expenditures as at December 31, 2004.

(28)

First Quantum Minerals Ltd. Notes to Consolidated Financial Statements December 31, 2004 and 2003

(expressed in thousands of U.S. dollars, except where indicated)

22	Subsequent event

Anvil disposal

On February 28, 2005, the company disposed of all of its common shares in Anvil (note 5) for net proceeds of $22,000 or CA$6.75 per share based on 4,029,617 common shares.

Inaugural dividend
Subsequent to year-end, the company approved an inaugural dividend at CA$0.06 per share to be paid in April 2005.

(29)

MANAGEMENT DISCUSSION AND ANALYSIS AND FINANCIAL REVIEW

(March 17, 2005)

Fourth Quarter and Twelve Months ended December 31, 2004
(expressed in U.S. dollars)

Summary of Financial and Operational Results

The following discussion, analysis and financial review are comprised of nine main sections:

1.	At A Glance

2.	2004 Quarterly Discussion

3.	2004 Full Year Discussion

4.	Discussion of Financial Position and Liquidity

5.	Other Matters

6.	Fourth Quarter Comparison Discussion

7.	Outlook

8.	Critical Accounting Policies and Definitions

9.	Selected Annual Information and Summary of Quarterly Results

For further information on the Company reference should be made to the Company’s Annual Information Form (AIF) and also to its public filings that are available on www.sedar.com.

1. At A Glance Fourth Quarter ended December 31, 2004:

  Copper production of 10,942 tonnes (24 million pounds) with a cash cost (C1) of $0.48 per pound
  Acid production of 35,671 tonnes of which 9,664 tonnes were sold externally
  Net earnings of $9.3 million or $0.16 per share
  Cash flow from operations before operating working capital movements was $9.8 million or $0.16 per share
  Cash flow from operations after operating working capital movements was $2.9 million or $0.05 per share

Copper production for the quarter was slightly lower than the record levels set in the previous quarter but remained above the production levels set in Q1 and Q2. C1 costs have risen from Q3. At Kansanshi, the first concentrate had been produced by the end of December with commercial production expected to commence in April 2005.

Year ended December 31, 2004:

  Copper production of 41,546 tonnes (92 million pounds) with a cash cost (C1) of $0.46 per pound
  Acid production of 140,200 tonnes of which 66,460 tonnes were sold externally
  Net earnings of $28.0 million or $0.47 per share
  Cash flow from operations before operating working capital movements was $46.3 million or $0.77 per share
  Cash flow from operations after operating working capital movements was $30.7 million or $0.51 per share

Copper production for the year was a record 41,546 tonnes as Bwana realized the benefits of the new ore-delivery system and other processing initiatives including two new CCDs which have improved recoveries. C1 costs have risen by $0.02 from 2003 principally due to a lower acid credit.

2. 2004 Quarterly Discussion Consolidated Revenue

Q4 revenues were $30.7 million which is comprised copper revenues of $29.2 million and acid revenues of $1.5 million. Copper revenues in Q4 were consistent with Q3 as a result of a 3% increase in the realized copper price which was offset by slightly lower copper production (2%). Acid revenues have fallen by approximately $1.1 million on the lower acid available for sale at Bwana. The availability of acid was reduced as the gangue acid consumption ratio (tonnes of acid consumed per tonne of copper produced) increased to 2.3 (Q3: 1.7; Q2: 1.6; Q1: 1.4) at Bwana.

2

During the quarter, the realized copper price rose
to $1. 20 per pound. The average LME price over
the same period was $1. 31 per pound (Q3:
$1.27/lb; Q2: $1.23/ lb; Q1: $1.23/ lb). The
difference between the LME price and the
realized price was due to realization charges and
copper forward contracts entered into in 2003.
During the three months ended, December 31,
2004, the company delivered into its final 3,000
tonnes of copper forward sales contracts at Bwana
at an average realized price of $0.88 per pound.
As at January 1, 2005, the company no longer has
any forward copper sales contracts in place at
					Bwana.

	2004 Quarterly Revenues
	Table 1

	Q4	Q3	Q2	Q1
Revenues: ($ millions)
Copper	$29.2	$28.6	$23.4	$22.1
Acid	1.5	2.6	2.9	3.2
Total Revenues	$30.7	$31.2	$26.3	$25.3

Sales Statistics: (tonnes)
Copper	11,060	11,233	9,553	9,693
Acid	9,664	16,884	19,149	20,763

Realized Price
Copper ($ per pound)	$1.20	$1.16	$1.11	$1.03

Consolidated Cost of Sales and Production Statistics

Cost of sales were $14.5 million. The principal reason for the increase was due to the increased acid consumption at Bwana due to the processing of dolomite ore.

Other expenses for the fourth quarter were $5.8 million (Q3: $5.7m; Q2: $6.6m; Q1: $4.3m) . After considering the third quarter revision of the asset retirement obligation, other expenses were $1 million less than the previous quarter.

2004 Quarterly Cost of Sales and Production Statistics

Other expenses were predominantly comprised of depreciation of $3.0 million (Q3: $2.6m; Q2: $3.0m; Q1: $2.3m) and general and administration expenses of $2.2 million (Q3: $1.4m; Q2: $1.5m; Q1: $1.1m). Depreciation expense has remained constant with copper production remaining above 9,500 tonnes for the four quarters. Included in the general and administration expense for the fourth quarter was $0.5 million of stock option expense, which is now required to be charged to the income statement.

Bwana/Lonshi

Mining:

During the Q4 2004, approximately 261,000 tonnes of ore grading 6.4% and approximately 2,926,000 tonnes of waste were mined from Lonshi. The strip ratio (ratio of waste to ore) for the quarter was approximately 11:1. The total materia l mined was 3,187,000 tonnes (Q3: 4,470,000t; Q2: 2,939,000t; Q1: 1,102,000t). The 29% reduction in mined material was due to constraints surrounding drilling capacity at Lonshi. During the quarter, the push-backs to the east of the pit encountered dolomitic rocks which required drilling and blasting. Waste mining in the Southern push-back has continued from the third quarter with the expectation that the ore zone will be reached in the first quarter of 2005. The company has also continued its efforts to improve the dewatering of the Lonshi pit, with more in -pit pumps and bigger boreholes being used. These initiatives will add to the company’s ability to manage the water ingress and continue to mine efficiently in the wet season.

Processing:

During the Q4 2004, copper production was 10,942 tonnes . The small decrease from Q3 can be attributed to the failure of a rectiformer and an electrical short that occurred in the electrowinning plant at Bwana.

Cash costs (C1) were $0.48 per pound and total costs (C3) were $0.59 per pound. The increase in C1 costs can be attributed to the higher gangue acid consumption which has impacted the cash costs in two distinct ways. Firstly, the C1 costs are up $0.02 per pound due to the higher acid consumption and secondly, the acid available for resale has been reduced resulting in the acid credit falling by $0.03 per pound. The combined $0.05 per pound increase has been partially offset by an improvement in processing costs of $0.02 per pound on quarter three.

Table 2

	Q4	Q3	Q2	Q1
Cost of Sales ($ million)	$14.5	$14.1	$13.1	$12.1
C1 Costs ($ per pound)	$0.48	$0.45	$0.48	$0.39
C3 Costs ($ per pound)	$0.59	$0.68	$0.67	$0.53
Bwana/Lonshi Production Statistics (tonnes)
Waste Mined (000’s)	2,926	4,213	2,854	1,036
Ore Mined (000’s)	261	257	85	66
Ore Grade Mined	6.4%	4.7%	5.2%	5.4%
Ore Processed (000’s)	256	278	237	209
Ore Grade Processed	5.01%	4.64%	4.56%	5.23%
Copper Production	10,942	11,330	9,585	9,689
Acid Production	35,671	35,920	34,265	34,344
Kansanshi Production Statistics (tonnes)
Waste Mined (000’s)	2,857	1,175	-	-
Ore Mined (000’s)	1,346	-	-	-
Ore Grade Mined	2.4%	-	-	-

3

Acid production decreased slightly to 35,671 tonnes of which 9,664 tonnes was sold externally. The decrease in surplus acid sold was as a result of the higher gangue acid consumption at Bwana.

Kansanshi

During Q4 2004, approximately 1,346,000 tonnes of ore grading 2.4% and approximately 2,857,000 tonnes of waste were mined. The strip ratio for the quarter was 2:1 which was greater than the life-of-mine strip ratio. This resulted in costs of approximately $0.4 million being deferred for the quarter. The ore was comprised of 307,000 tonnes of sulphide ore and 1,039,000 tonnes of oxide ore.

Mining has been concentrated in the Main pit as this is the principal source of the sulphide ores. The phased start up at Kansanshi has meant that the focus has been on providing sulphide ores as the sulphide circuit was commissioned first. As expected with any commissioning, the mining program at Solwezi has faced a number of challenges including rain delays of up to 4 hours per day which have restricted access to the pit, and reduced truck availability resulting from problems associated with the supply of tyres, and spare parts, as well as fuel system faults. Notwithstanding these challenges, the company, as at December 31, 2004 has stockpiled 157,000 tonnes of sulphide ore and 1,039,000 tonnes of oxide ore for future processing.

In Q4 2004, Kansanshi crushed 94,270 dry tonnes of ore and milled 59,316 dry tonnes of ore. This in combination with the commissioning at the sulphide circuit has meant that as at the end of December 2004, Kansanshi had produced 441 tonnes of copper concentrate. For a complete understanding of the status of the Kansanshi project reference should be made to Section 5 and 7 of this report.

Consolidated Earnings

Net earnings increased to $9.3 million or $0.16 per share. During Q4 2004, the company recognized $1.0 million (Q3: $0.1m; Q2: $0.2m; Q1: $0.4m) in equity earnings from Anvil. The increase was principally as a result of dilution gains arising from a share issuance by Anvil in December 2004.

2004 Quarterly Net Earnings
Table 3

	Q4	Q3	Q2	Q1
Earnings
$ (millions)	$9.3	$7.9	$4.1	$6.7
Basic earnings per share	$0.16	$0.13	$0.07	$0.11
Diluted earnings per share	$0.15	$0.13	$0.07	$0.11

Cash Flow

During the Q4 2004, the cash flow from operating activities was $2.9 million or $0.05 per share (Q3: $0.17; Q2: $0.18; Q1: $0.11) . Although net income was up $1.4 million over the previous quarter, cash flow from operations was impacted by an increase in the movements in working capital of $7.0 million for the quarter. The main movement in non-cash operating items was as a result of the building of ore stockpiles at Kansanshi.

The cash flow from operating
activities before non-cash working
capital movements was $9.8
million.

The cash inflow from financing
activities was $49.0 million. The
inflow from financing activities
principally came from the net
proceeds from long-term debt of $47.9 million.
Reference should be
made to Section 3 of this MD&A
for specific details of these net proceeds.

2004 Quarterly Cash Flows
Table 4

	Q4	Q3	Q2	Q1
Cash Flows from: ($ millions)
Operating activities
Before working capital movements	$9.8	$12.9	$11.5	$12.1
After non-cash working capital movements	$2.9	$10.4	$10.8	$6.6
Financing activities	$49.0	$76.6	$16.5	$57.4
Investing activities	$(52.5)	$(69.7)	$(47.7)	$(36.2)

The cash outflow from investing activities was $52.5 million and was principally due to the expenditure associated with the Kansanshi project.

4

3. 2004 Full Year Discussion Earnings and Operations Consolidated Revenue

Revenues increased to $113.5 million which comprised copper revenues of $103.3 million and acid revenues of $10.2 million. Revenues were up 88% on the comparative period due to improved copper prices and a 40% increase in copper sales at Bwana. Acid revenues have fallen by 8% due to an increase ingangue acid consumption rates in Q4 which has reduced the acid available for external sale.

The realized copper price for the year rose to $1.13 per
pound. The LME copper price remained strong in 2004 with
LME copper inventories falling and demand remain ing strong
from China.

The average LME price for the year was $1.23 per pound
(2003: $0.81/ lb; 2002: $0.71/lb). The difference between the
LME price and the realized price was due to realization
charges and copper forward contracts entered into in 2003.
During the year, the company delivered into 12,000 tonnes of copper forward sales contracts at an average realized price of
$0.87 per pound. As at the end of December, the company
no longer has any forward copper sales contracts in place at
Bwana.	Full Year Revenues
		Table 5

		2004	2003	2002
	Revenues ($ millions)
	Copper	$103.3	$49.4	$17.0
	Acid	10.2	11.0	12.8
	Carlisa-related revenues	-	-	21.3
	Total Revenue	$113.5	$60.4	$51.1

	Sales Statistics (tonnes)
	Copper Sales	41,539	29,769	11,825
	Acid Sales	66,460	75,228	88,198

	Realized Price
	Copper ($ per pound)	$1.13	$0.75	$0.65

Consolidated Cost of Sales and Production Statistics

Cost of s ales for the year was $53.8 million. The 30% increase in cost of sales was primarily due to the 40% increase in copper cathode sold. The 2002 amount includes Carlisa cost of sales of $24.1 million as a result of having proportionately consolidated the Company’s investment in Carlisa.

Full Year Cost of Sales and Production Statistics	Other expenses for the year ended December 31, 2004
were $22.4 million (2003: $13.5m 2002: $9.9m).
Other expenses comprised depletion and amortisation
of $10.9 million (2003: $7.8m; 2002: $5.0m), general
and administration costs of $6.2 million (2003: $2.9m;
2002: $2.9m) and interest and financing expenses of
$3.0 million (2003: $1.8m; 2002: $2.2m). The
movement in depreciation expense is due to the
increased production at Bwana which uses the units of
production method of depreciation.  General and
administrative expenses include $1.2 million that was
charged to the income statement for the expensing of
stock options due to a required change in accounting
treatment.

	Table 6

	2004	2003	2002
Costs
Cost of Sales ($ million)	$53.8	$41.3	$47.1
C1 Costs ($ per pound)	$0.46	$0.44	$0.27
C3 Costs ($ per pound)	$0.62	$0.62	$0.52

Bwana/Lonshi Production Statistics (tonnes)
Waste Mined (000’s)	11,029	4,487	4,156
Ore Mined (000’s)	669	711	1,195
Ore Grade Mined	5.5%	4.8%	4.6%
Ore Processed (000’s)	980	722	1,195
Ore Grade Processed	4.8%	4.8%	1.4%
Copper Production	41,546	29,513	11,878
Acid Production	140,200	132,951	140,263

Bwana/Lonshi

Mining:

On April 1, 2004 as a result of the on-going exploration program at Lonshi, the mine reserve was increased to 225,000 tonnes of acid soluble copper. In the light of this reserve increase, and the prevailing improvement in copper price, a new mine plan was generated. The new mine plan has a life-of-mine stripping ratio of 12:1 compared to the previous plan of 8:1.

During the year, approximately 669,000 tonnes of ore grading 5.5% and approximately 11,029,000 tonnes of waste were mined in total. Due to the increased copper production at Bwana and the need to re-establish a strategic stockpile, the size of the mining fleet at Lonshi has increased significantly. The strip ratio for the year was 16:1 (2003: 6:1; 2002: 3:1). As a result, the Company has deferred costs associated with its mining program at Lonshi of approximately $3.4 million since December 31, 2003. In 2003, the company had provided for an additional $2.7 million associated with the mining program at Lonshi.

5

Processing:

For the year ended December 31, 2004, copper production increased to 41,546 tonnes . The 41% increase in production has resulted from a steady state of production being reached as well as Bwana realizing the benefits of the new ore-delivery system and other processing initiatives including two new CCDs which have improved recoveries. In addition, the electrical current flow through the new tankhouse at Bwana has been increased which has enabled more copper to be plated. During 2003, Bwana was still coming to terms with processing Lonshi ore in the wet and was working towards maximizing the processing capacity from the expansion that occurred at the end of 2002. In addition, the new ore-delivery system was only completed in the Q3 2003.

Cash costs (C1) for the year were $0.46 per pound and total costs (C3) we re $0.62 per pound. Cash costs (C1) have risen 2003 to 2004 principally because the acid credit per pound of copper produced has fallen from $0.08 to $0.06 per pound.

Acid production was 140,200 tonnes , of which 66,460 tonnes was surplus acid production that was sold to external customers. The increase in acid production was due to problems experienced in 2003 that were resolved by the start of 2004. The maintenance programs undertaken in 2003 were also more extensive than in 2004.

Although the acid production has actually increased, the acid available for resale has decreased due to the increased acid consumption required for the copper circuit. Acid consumption during 2004 was 73,298 tonnes (2003: 57,573t; 2002: 51,392t), which has meant that less acid was available for resale. The increase of 27% in acid consumption has been driven by a 41% increase in copper production less the effects of a slightly improved acid consumption rate per tonne of copper produced of 1.8 (2003: 2.0; 2002: 4.3).

Kansanshi
Mining:

Mining commenced in September 2004 at Solwezi and
by the end of the year approximately 1,346,000 tonnes
of ore and 4,032,000 tonnes of waste had been mined.
The ore comprised 307,000 tonnes of sulphide ore and
1,039,000 tonnes of oxide ore of which approximately
1,196,000 tonnes remained stockpiled for future
processing. The mining fleet includes 12 Euclid haul
trucks, 9 Volvo ADTs, and 4 Excavators. As
would be expected the commissioning of a new
mining fleet presented several challenges such
as rain delays of up to 4 hours per day
restricting access to the pit. In addition,
other challenges included reduced truck availability
resulting from problems associated with the supply
of tyres, spare parts, as well as
fuel system faults. Notwithstanding these difficulties,
commercial production is expected to commence in April 2005.

	Full Year Cost of Sales and Production Statistics
		Table 7

		2004	2003	2002
	Kansanshi Production Statistics (tonnes)
	Waste Mined (000’s)	4,032	-	-
	Ore Mined (000’s)	1,346	-	-
	Ore Grade Mined	2.4%	-	-

Consolidated Earnings

Net earnings for the year increased to $28.0
million or $0.47 per share . Equity investment
earnings for the year was $1.7 million (2003:
$0.4; 2002: $0.0m). The improvement in
equity investment earnings came as a result of
both an improvement in Anvil’s earnings from
its Dikulushi mine in the Congo and Anvil
issuing shares at a share price greater than
the company's cost base.

Full Year Net Earnings
	Table 8

	2004	2003	2002
Earnings
$ (millions)	$28.0	$4.6	$(3.8)
Basic earnings per share	$0.47	$0.09	$(0.09)
Diluted earnings per share	$0.46	$0.09	$(0.09)

6
Cash Flow

Consolidated Cash Flow

Year ended December 31, 2004	Full Year Cash Flows
	Table 9

The cash inflow from operating activities was $30.7 million or $0.51 per share (2003: $0. 33; 2002: $(0.09)). The significant turnaround in cash flow from operations is attributable to the improvement in revenue resulting from increased copper production and improved copper prices. Cash flow from operating activities was impacted by an increase in the movements in operating working capital of $15.6 million for the year. Included within this movementwas a $14.5 million increase in inventory at Kansanshi as the company continues to ready itself for commercial production in 2005.		2004	2003	2002
	Cash Flows from: ($ millions)
	Operating activities
	Before working capital movements	$46.3	$18.1	$(0.6)
	After non-cash working capital movements	$30.7	$16.9	$(4.1)
	Financing activities	$199.5	$40.8	$22.2
	Investing activities	$(206.1)	$(40.3)	$(19.7)

The cash flow from operating activities before non-cash working capital movements was $46.3 million.

The cash inflow from financing activities was $199.5 million. During the year approximately $179.5 million (2003: $47.3m; 2002: $25.7m) was raised through proceeds from debt facilities and a further $47.0 million (2003: $24.2m; 2002 $11.1m) through equity offerings. The following table provides detail of all the financings that were undertaken in 2004 and the actual use of proceeds compared with their stated use of proceeds at the time the financing was announced:

Financing 2004
Table 10

Use of Proceeds

Lender / Source	Amount	Proposed	Actual
Equity:
3.75 million Common Shares @ CDN$16.00	$45 million	For exploration, and development and	As proposed
(Feb 10, 2004)	(gross proceeds)	general corporate purposes.
250,000 Warrants @ CDN $11.00	$2.3 million	n/a	n/a
Debt:
Standard Bank	$6 million	Financing of Kansanshi Powerline	As proposed
European Investment Bank (EIB)(Kansanshi)	€34 million	Finance construction at Kansanshi	As proposed
(Fully drawn as at Sept 29, 2004)
Standard Bank Group and West LB facility	$120 million	Finance construction at Kansanshi	As proposed
($97 million drawn as at Dec 31, 2004)
Banque Belgolaise and Export Development Bank	$30 million	Solwezi Mining Fleet	As proposed
of Canada
($21 million drawn as at Dec 31, 2004)
Banque Belgolaise facility	$10 million	Lonshi Mining Fleet	As proposed
Glencore International AG	$25 million	Kansanshi Cost Overrun Facility	Undrawn

On the February 10, 2004, the Company issued 3.75 million shares at CA$16.00 for net proceeds of approximately $43.0 million.

On November 29, 2004 the 250,000 warrants issued to Standard Bank London in conjunction with the project financing for Kansanshi were exercised. The warrants had an exercise price of CA$11.00 and yielded proceeds of $2.3 million.

During the year, the Company made draw downs from its available facilit ies. The draw downs during the year amounted to $97.0 million on the Standard Bank Group and WestLB facility, €34 million Euro ($47.0 million) on the Kansanshi EIB facility, and $21.5 million on the Banque Belgolaise and Export Development Bank of Canada facility. All the aforementioned loans have been drawn down to fund the development of the Kansanshi project. In addition, the Company has drawn down $8.5 million on the Bwana Standard Chartered facility for general working capital purposes, which has resulted in the facility now being fully drawn down to its $30.0 million limit. During the third quarter, the Company extended its Banque Belgolaise facility for the Lonshi Mining fleet from $6.0 million to $10.0 million, to provide additional financing for the larger mining fleet at Lonshi. The additional finance available of $4.0 million has since been drawn down.

The Company has also repaid $5.9 million on the Banque Belgolaise facility, $6.0 million on the Bwana Standard Chartered Bank facility, and $2.5 million on the Bwana EIB facility during the year. In addition, the company has made payments for deferred finance fees in the amount of $7.6 million.

7

The cash outflow from investing activities was $206.1 million. During the year the Company continued its capital investment in the Kansanshi project. The movement in foreign currency exchange rates also had a positive impact on cash for the year of $0.7 million, this is effectively the impact of foreign currency exchange rate movements on cash holdings that are recorded in U.S. dollars.

4.	Discussion of Financial Position and Liquidity

Cash and cash equivalents

At December 31, 2004, the Company
had cash and cash equivalents of $50.4
million. The increase in cash can be
principally attributed to positive cash
flow from operating activities ($30.7m).

	Financial Position - Assets
		Table 11

		2004	2003	2002
	Assets ($ millions)	Dec 31	Dec 31	Dec 31
	Cash and cash equivalents	$50.4	$25.6	$8.2
	Restricted cash	1.9	-	-
	Current assets	105.9	47.6	23.0
	Property, plant & equipment	319.2	96.6	62.8
	Other assets and deferred charges	32.2	3.0	0.1
	Total assets	473.1	162.1	99.6

Restricted Cash

As at December 31, 2004, the Company has $1.9 million in cash that is being held as sinking funds for debt repayments.

Current assets

Total current assets were $105.9 million. The increase in current assets was principally due to a $24.8 million increase in cash and cash equivalents, an increase of $14.1 million in inventory and $7.2 million in accounts receivable and prepaid expenses at Kansanshi.

Other assets and deferred charges

Total other assets and deferred charges were $32.2 million which is principally comprised of fair value of derivatives $10.0 million, long-term prepayment for Zesco of $10.6 million, deferred financing fees $7.5 million (2003: $1.9m; 2002: $0.1m), and deferred stripping asset of $1.9 million (2003: $(2.7m); 2002: $0.0m) . The fair value of derivatives is comprised of copper puts, cross currency and interest rate swaps. Under Canadian generally accepted accounting principles the company is now required to mark these derivatives to market. Reference should be made to section 5 of this MD&A. The increase in deferred financing fees has principally arisen due to the debt financing associated with the Kansanshi project. The deferred stripping assets relates to mining costs associated with Lonshi and Kansanshi.

Total assets

Total assets were $473.1 million. The large increase is as a result of an increase in current assets, other assets and property, plant and equipment. The property, plant and equipment have increased due principally to the continuing construction and investment at Kansanshi.

Current liabilities

Current liabilities were $72.0 million.
The increase for the year
attributed to an increase in accounts
payable associated with Kansanshi ($8
million) and an increase in the current
portion of long-term debt to $22.9
million (2003: $13.0m; 2002: $6.0m),
and an increase in the current portion of
other liabilities to $12.0 million (2003: $3.3m;
2002: $0.0m). Included within current liabilities is
current taxes payable of $3.2 million related to the
profitable Bwana/Lonshi operation.

Financial Position - Liabilities
	Table 12

	2004	2003	2002
Liabilities ($ millions)	Dec 31	Dec 31	Dec 31
Current liabilities	$72.0	$34.1	$17.8
Net long-term debt	191.7	32.4	20.1
Asset Retirement Obligation	3.8	4.2	4.5
Other liabilities	33.3	3.1	-
Total liabilities	313.0	78.3	45.3
Net long-term debt

Net long term debt was $191.7 million. The increase in net long term is due to financing of the Kansanshi project. For a more detailed understanding of the increase in term loans reference should be made to the discussion on the cash flow from financing activities included in section 4.

8

Asset Retirement Obligation

During the third quarter 2004, the company updated its environmental studies for its existing operations which resulted in a decrease to its asset retirement obligation by $2.0 million. In addition, Kansanshi has set up an asset retirement obligation of $1.5 million, this estimate will be revised further as commissioning at Kansanshi is completed.

Other Liabilities

Other liabilities were $33.3 million, which includes the long-term portion of deferred premium obligation of $13.8 million (2003: $0m) associated with the copper puts at Kansanshi (reference should be made to Section 5 of the MD&A for further dis cussion on these derivatives), $10.9 million for the unrealized fair value of the gold forwards at Kansanshi and $3.6 million in deferred payments. Included within the 2003 balance was $2.7 million for deferred stripping which has now reversed as the stripping ratio at Lonshi has now exceeded the mine life average and the company has deferred costs associated with mining. Reference should be made to other assets and deferred charges.

Total liabilities

Total liabilities were $313.0 million which include future income taxes of $12.3 million (2003: $4.6m; 2002: $3.5m) . The provision for future income taxes continues to increase as the Company generates positive earnings at Bwana/Lonshi operation and utilizes accelerated capital allowances for tax purposes to minimize the amount of cash taxes payable.

Contractual Obligations

Payments Due by Period
Table 13

	Total	Less than	1 – 2	2 – 3	3 – 4	4 – 5	There
($ millions)		1 year	years	years	years	years	after

Term Debt	$214.5	$22.9	$45.4	$39.2	$28.7	$23.6	$54.7

Deferred Payments	$14.3	$6.6	$5.0	$0.4	$0.4	$0.4	$1.5

Commitments	$43.0	$43.0	-	-	-	-	-

Under the terms of the Kansanshi purchase agreement the Company is required to make a final payment to Cyprus Amax. This amount will be calculated as $25.0 million less an amount equal to the average market value, for the thirty days prior to the project achieving commercial production, of 1.4 million common shares of the Company. In management’s estimation the share price of the company will exceed the US$17.86 required for no further payment to be made to Cyprus Amax. At year end exchange rates this is equivalent to a share price of CA$21.52. The trading range for the first two weeks of March has been CA$22.60 to CA$26.33.

Under the terms of the Guelb Moghrein development agreement announced on July 14, 2004, the Company has conditionally agreed to make the following payments; $2.0 million upon satisfaction of certain conditions (first payment date); $3.0 million, 12 months after first payment date; and $5.0 million, 24 months after first payment or commercial production. The first payment was made in December 2004 and the remaining payments have been recorded at their discounted value as at December 31, 2004 at $7.4 million as there is no interest payable on these amounts.

Undrawn Debt Facilities

As at December 31, 2004 the Company had undrawn debt facilities of $56.5 million (2003: $168.7m) that has principally been designated for the capital requirements of the Kansanshi project. The Company will draw upon these facilities as required.

Working capital
As at December 31, 2004 the working
capital of the Company was $33.9
million. The improvement in the
working capital ratio comes primarily
from the positive cash flow from
operations and the equity financing that
was completed in February. These
improvements have been offset by the
increase in the current portion of long
term debt.
	Financial Position - Equity Table 14

		2004	2003	2002
		Dec 31	Dec 31	Dec 31
	Shareholders’ Equity ($ millions)	$157.8	$81.6	$52.1
	Weighted Average # Shares (000’s)	60,123	50,668	43,363
	Outstanding # of Shares (000’s)	61,239	56,396	43,507
	Working capital ($ millions)	$33.9	$13.5	$5.2

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Shareholders’ Equity

As at December 31, 2004, the Company had shareholders’ equity of $157.8 million. During the year the Company raised $43.0 million from the placement of 3.75 million shares for CA$16.00, the proceeds of which were used to initially assist in the funding of Kansanshi. Strong operating cash flow has now meant that these funds are now available again to the company, for potential acquisitions, working capital and general corporate purposes.

In addition to the private placement noted above 250,000 warrants and 843,000 options were exercised which raised an additional $3.3 million. As at December 31, 2004 the Company had 61,238,628 common shares outstanding. In addition to the outstanding common shares, the Company had 3,158,000 options outstanding. The weighted average number of shares outstanding for the year was 60,123,106.

5.	Other Matters

Segmented Information
For the year ended December 31, 2004, the combined operation at
Bwana and Lonshi (BLO) had revenues of $113.5 million (2003:
$60.5m; 2002: $29.9m). CDA refers to Corporate Development
and Administration.

	Full Year Segmented Discussion
	Table 15

($ millions)	BLO	CDA	Total
Revenue	$113.5	$-	$113.5
Cost of Sales	53.8	-	53.8
Gross Profit	59.7	-	59.7
Other expenses	14.1	8.3	22.4
Net Earnings	34.6	(6.6)	28.0

Kansanshi Copper-Gold Deposit, Zambia (80%)

The Kansanshi project is following a phased approach to commissioning with commercial production anticipated in April 2005. In accordance with the company’s accounting policy on preproduction costs, the company will defer all production costs at Kansanshi until such time as the project reaches commercial production.

By end of the year the sulphide circuit had already produced 441 tonnes of concentrate, 59,316 of dry tonnes of ore had been milled and 94,270 of dry tonnes of ore had been crushed. As at December 31, 2004, 157,000 tonnes of sulphide ore and 1,039,000 tonnes of oxide had been stockpiled.

The budgeted capital cost to complete Kansanshi has increased from the revised estimate (April, 2004) of $180 million to approximately $205 million. The original GRD Minproc Definitive Feasibility Study (DFS) estimate was $163 million. Approved major variations include expansion of the sulphide circuit within the mill, funding required under the ZESCO power supply agreement, additional earth moving equipment and capital adjustments to reflect foreign exchange rate changes since December 2002.

The original DFS for Kansanshi envisioned the treatment of 4 million tonnes of oxide ore and 2 million tonnes of sulphide ore upon commissioning. Improvements carried out to the sulphide milling circuit during construction will double name plate throughput to approximately 4 million tonnes per year of sulphide ore. This will result in copper concentrate production outperforming the DFS forecasts in the early years of operation. In addition, a $29 million capital program committed in 2005 will expand the sulphide circuit again to eight million tonnes of treatment capacity which will result in an average of 145,000 tonnes of finished copper production per year during the period of 2006 to 2009. Final capital costs for the expanded project will be reported in due course. Finally, an additional expansion of the sulphide circuit is under consideration for 2008 to increase the sulphide treatment capacity to 12 million tonnes of sulphide ore to maintain annual finished copper production of 145,000 tonnes as oxide ore is depleted and sulphide ore grades begin to fall.

Frontier (formerly Lufua) Copper Deposit, Democratic Republic of Congo (100%)

In May 2004, First Quantum announced the results of an independent copper-cobalt resource estimate completed at its wholly owned Frontier Project located in Haut Katanga Province, Democratic Republic of Congo. The National Instrument 43-101 compliant resource, at a 0.5% cutoff, is 87.6 million tonnes grading 1.17% copper or one million tonnes of contained copper. In addition, drilling has outlined a discrete, high grade cobalt resource of 5.6 million tonnes grading 0.169% cobalt that occurs within the larger copper resource.

Mineralization at Frontier is hosted predominantly within altered and veined Katangan metapelites, interpreted to be contained within a shallow south eastwardly plunging, north eastward dipping, overturned anticline, with the thickest mineralization developed in the nose region of this fold. Oxidation extends to variable depths across the deposit, and is strongly influenced by post mineral faulting. Higher grade cobalt mineralization is preferentially developed on the upper limb of the anticline. The deposit is open along strike to the northwest, and the upper limb is open down dip to the northeast.

Frontier is located near the town of Sakania in the DRC, within 2 km of the Zambian border, and the paved highway that parallels it, roughly equidistant between the city of Ndola (35 kilometres) to the southeast and the Mopani Copper Mines smelter at

10

Mufulira (30 kilometres) to the northwest. It is also approximately 45 kilometres from Bwana. The main railway from the Copperbelt in Zambia to Lubumbashi in the DRC passes within 5 kilometres of the property.

As at December 31, 2004, the company had spent $3.7 million on this project which is recorded under mineral property in property, plant and equipment. In 2003 the company had recorded $1.1 million as a deferred exploration cost but this amount was transferred to property, plant and equipment in 2004.

Guelb Moghrein Copper-Gold Deposit, Mauritania (80%)

During the second quarter, First Quantum announced the purchase an 80% interest in the Guelb Moghrein copper - gold project in Mauritania (Guelb). As at November 1, 2004, all agreements applying to the acquisition had been finalized.

Guelb is located 250 kilometres northeast of the nation’s capital, Nouakchott, near the town of Akjoujt, and is accessible by paved highway. It consists of an open pit mineable, copper/gold deposit containing a measured and indicated resource of 23.7 million tonnes grading 1.88% total copper and 1.41 gram per tonne gold, as estimated by Kilborn-SNC Lavalin Europe Limited, for a previous owner.

This resource was estimated in accordance with the Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves, July 1998, and hence is believed to have been done to the industry standards then pertaining. The resource, which the company considers relevant, has not been verified by a Qualified Person as required by National Instrument 43-101. The company is not treating the resource as a National Instrument 43-101 defined resource and therefore it should not be relied upon. In due course a new resource will be established that complies with the guidelines of National Instrument 43-101.

The company expects to develop Guelb in 2005 with production start-up expected in the fourth quarter of 2005. Production will be initially targeted at approximately 30,000 tonnes of copper and 50,000 ounces of gold per year in the form of a copper-gold concentrate which will be trucked to the port of Nouakchott and exported to international smelters.

As at December 31, 2004, the company had recorded as mineral property on property, plant and equipment for Guelb costs totaling $10.3 million. Of the capitalized amount $7.4 million relates to the discounted value of 2 future acquisition payments which are due to be paid in 2005 and 2006 respectively.

Kashime Copper Prospect, Zambia (100%)

In December 2004, the company announced the results of a reverse circulation drill program completed at the Kashime prospect (Kashime). Kashime is located approximately 40 kilometres north of the town of Mkushi, which has paved highway access to the Copperbelt, as well as limited services. Kashime is approximately 140 kilometres by paved and dirt road from Bwana.

Mineralization at Kashime occurs as disseminated to semi massive bornite and chalcopyrite, oxidized in part, and is hosted by an altered, schistose, carbonaceous sandstone unit overlain by a barren hanging wall dolomitic marble. The mineralized unit dips southwards at 10 – 20 degrees, and depth of oxidation is controlled by proximity to faulting. The drill program tested the most anomalous 1000 metre long section of a 2000 metre long, +300 parts per million copper soil anomaly. Highlights from the 13 hole drill program included 56 metres grading 2.08% copper; 55 metres grading 1.20% copper and 101 metres grading 0.92% copper. Follow up drilling to further test the prospect is planned for 2005.

As at December 31, 2004, no costs associated with this exploration property had been deferred.

Exploration

During the year ended December 2004, the Company expensed $3.1 million (2003: $0.6m; 2002: $0.2m) on other exploration targets that were predominantly located within the DRC and Zambia. Included within the company’s exploration portfolio is 11,000 square kilometres in the DRC, 8,000 square kilometers in Zambia and 10,000 square kilometers in Mauritania.

Investments - Carlisa

The Company holds an 18.8% interest in Carlisa Investment Corporation (Carlisa), which holds a 90% interest in Mopani Copper Mines Plc (Mopani). Mopani is a privately held company registered in Zambia. The carrying value of this investment as at December 31, 2004 is $9.5 million (2003: $9.5m; 2002: $9.5m).

As the majority owner of Mopani is a private company, only limited public information is available for dissemination. Notwithstanding, in a recent Reuters article, it was noted that “copper production for 2004 was expected to increase 23% percent to 165,000 tonnes, 5,000 tonnes higher than the initial budget, from 134,000 tonnes last year.” In addition, the article noted that Mopani had “produced 120,877 tonnes of copper between January and September…” Later in the same article, Tim Henderson the CEO of Mopani noted that “the Mufulira smelter, which currently has a handling capacity of 420,000 tonnes of copper concentrate per year, would eventually be expanded to handle 850,000 tonnes of copper concentrate.”

11

Investments - Anvil

On February 28, 2005 the Company disposed of all of its 4,029,617 common shares in Anvil at a net price of CA$6.75 per share. In the first quarter of 2005, the Company will recognize a gain of approximately $16 million on the Anvil Sale. The 36,996,171 ordinary shares that were previously listed on the ASX will be converted into 3,699,617 common shares of Anvil and reregistered on the TSX. The Company however continues to hold its 296,631 warrants in Anvil at an exercise price of CA$1.13.

Financial Instruments

As at December 31, 2004, the Company had entered into a number of derivative instruments to minimize the risk exposure to copper and gold prices, foreign currency, and interest rate movements and, from time to time, to address the requirements of its lending institutions. These instruments consist of forward and option contracts, interest rate protection contracts, and foreign currency protection contracts.

For copper and gold forward and put option contracts, fair values were calculated using spot and forward prices and volatilities. For interest rate protection contracts, fair values were determined using market interest rates. For foreign currency protection contracts, fair values were determined using the exchange rate at quarter-end.

The put options offer downside protection while allowing the company to participate in any copper and gold price appreciation. Forward contracts are based on a fixed gold price and cap the price that will be received for sales in the future.

Copper Financial Instruments

The Company has entered into copper put option contracts on 210,240 tonnes of its expected copper production at Kansanshi beginning in year 2005 and ending in year 2007 at a price of $1,800 ($0.82 lb). Upon entering into these contracts, the Company assumed a premium obligation of $21 million, which becomes due and payable between January 2005 and December 2007. The net present value of this premium of $19 million has been recorded as a deferred premium obligation on the balance sheet, with the current portion of this liability included within other liabilities.

As at December 31, 2004, the increase in copper prices has meant that the fair value of these put option contracts has decreased by $17 million to $2 million. This decrease in fair value has been capitalised as commercial production at Kansanshi has not yet commenced.

Gold Financial Instruments

The Company has entered into put option contracts on 139,296 ounces at a forward price of $350 per ounce for part of its gold production at Kansanshi beginning in year 2005 and ending in year 2009. To cover the cost of these put option contracts that the Company has also entered into contingent gold forward contracts on 139,926 ounces of gold with a strike price of $400 for part of its gold production at Kansanshi beginning in year 2005 and ending in year 2009. As no premium is payable on this combined position, no obligation has been recognized.

As at December 31, 2004, the increase in gold prices has meant that the combined fair value of the put options has increased to $0.7million and the fair value of the forward contracts has decreased by $11 million. The combined decrease in fair value has been capitalised as commercial production at Kansanshi has not yet commenced.

Other Financial Instruments

The Company has entered into cross-currency principal and interest rate swaps to hedge the Euro interest and principal payments on the Bwana and Kansanshi EIB facility. At December 31, 2004, the fair value of these instruments was $7 million and has been accounted for in the balance sheet as fair value of derivative instruments.

6. Fourth Quarter Comparative Discussion

Fourth quarter revenues were $30.7 million which included copper revenues of $29.2 million and acid revenues of $1.5 million. Copper revenues increased 67% due to improvements in both the realized copper price and a 14% increase in copper production at Bwana.

Cost of sales were $14.5 million (2003: $13.0m; 2002: $10.6m). The increase in cost of sales was predominately driven by the increase in the tonnes of copper sold.

Other expenses for the fourth quarter were $5.8 million (2003: $4.7m; 2002: $2.6m) . Other expenses were predominantly comprised of depreciation of $3.0 million (2003: $2.9m; 2002: $1.5m) and general and administration expenses of $2.2 million (2003: $1.0m; 2002: $0.8m).

12

Included in the general and administration expense for the fourth quarter was $0.5 million of stock option expense, which is now required to be charged to the income statement.

Bwana/Lonshi Mining:

During the fourth quarter 2004, approximately 261,000 tonnes of ore and approximately 2,926,000 tonnes of waste were mined from Lonshi. The larger mining fleet at Lonshi during 2004 has meant that more material has been mined than in previous fourth quarters.

Processing:

During the fourth quarter 2004, copper production increased to 10,942 tonnes . The 14% increase over 2003 was due to a steady state of production being reached as Bwana realized the benefits of the new ore delivery system and other processing initiatives including increased electrical current through the tankhouse and two new CCDs.

Cash costs (C1) were $0.48 per pound and total costs (C3) were $0.59 per pound of copper. The increase in cash costs from 2003 can be principally attributed to a lower acid credit as more acid is being consumed in the copper process offset by a number of one-off costs having inflated the Q4 2003 C1 cost.

Acid production increased to 35,671 tonnes of which 9,664 tonnes of surplus acid production was sold. The decrease in the surplus acid production was due to the increase in internal consumption as a result of the increased copper production and higher gangue acid consumption in Q4 2004.

Fourth Quarter Statistics

Cash Flow

During the fourth quarter 2004, the cash flow from operating activities was $2.9 million (2003: $8.2m; 2002: $0.5m) or $0.05 per share (2003: $0.15; 2002: $ 0.01) . The decrease in cash flow from operations is due to the $14.5 million increase in inventory at Kansanshi.

The cash flow from operating activities before non-cash working capital movements was $9.8 million (2003: $8.4m; 2002: $0.4m) . The increase in cash flow before non-cash working capital movements was due to the improved net earnings for the quarter.

The cash inflow from financing activities was $49.0 million (2003: $17.1m; 2002: $13.3m). During the fourth quarter 2004, the Company continued to make drawdowns associated with development of the Kansanshi project which were not made in the previous quarters.

The cash outflow from investing activities was $52.5 million (2003: $18.9; 2002: $9.7m) and was principally due to the construction associated with the Kansanshi project.

Table 16

	2004	2003	2002
Revenues: ($ millions)	3 months	3 months	4 months
Copper	$29.2	$17.5	$8.0
Acid	1.5	2.4	3.8
Total Revenues	$30.7	$19.9	$11.8
Sales Statistics: (tonnes)
Copper	11,060	9,558	5,595
Acid	9,664	15,689	27,669
Net Earnings ($ millions)	$9.3	$1.4	$(1.0)
Realized Copper Price	$1.20	$0.84	$0.65
Cash Costs (C1)	$0.48	$0.47	$0.35
Cash Costs (C3)	$0.59	$0.66	$0.56
Bwana/Lonshi Production Statistics (tonnes)
Waste Mined (000’s)	2,926	885	973
Ore Mined (000’s)	261	439	562
Copper Production	10,942	9,558	5,595
Acid Production	35,671	33,035	43,283
Kansanshi Production Statistics (tonnes)
Waste Mined (000’s)	2,857	-	-
Ore Mined (000’s)	1,346	-	-
Ore Grade Mined	2.4%	-	-

7. Outlook

The Bwana Mkubwa SX/EW processing facility is expected to produce between 40,000 to 45,000 tonnes of copper cathode in 2005. C1 (cash) costs are expected to range between $0.50 and $0.55 per pound of finished copper as high gangue acid consuming ores are treated in 2005. During the first two months of 2005 (February being a short month), Bwana Mkubwa produced approximately 7,712 tonnes of copper cathode. All production from Bwana Mkubwa is unhedged.

13

At Kansanshi in Zambia, commissioning of the new mine is well underway. The sulphide circuit is operating at design throughputs with average copper recoveries of approximately 88%. The first concentrate shipment left the mine on February 8, 2005. Commissioning of the oxide circuit is underway with build-up of in circuit inventory. First copper cathode is expected to be produced in March 2005. Commercial production is expected to begin in April of 2005.

The original GRD Minproc Definitive Feasibility Study (DFS) for Kansanshi envisioned the treatment of 4 million tonnes of oxide ore and 2 million tonnes of sulphide ore to produce an average of 100,000 tonnes of finished copper production per year. Capital additions carried out to the sulphide milling circuit during initial construction at Kansanshi will double design capacity throughput of sulphide ore to 4 million tonnes per year. This will result in copper concentrate production substantially outperforming the DFS forecasts in 2005 when an aggregate production of 91,000 tonnes is planned at C1 (cash) costs of $0.45 per pound of copper.

In addition, a $29 million capital program committed in 2005 will expand the sulphide circuit again to eight million tonnes of treatment capacity which will result in an average of 145,000 tonnes of finished copper production per year during the period of 2006-2009.

Finally, an additional expansion of the sulphide circuit is under consideration to increase the sulphide treatment capacity to 12 million tonnes of sulphide ore to maintain annual finished copper production of 145,000 tonnes as oxide ore is depleted and sulphide ore grades begin to fall.

With the growing concentrate production from the Kansanshi mine and the potential future concentrate production from the Company’s Frontier deposit, there will be a need for additional smelter capacity in the Copperbelt over the next several years. This additional smelter capacity may result from the further expansion of the Mopani Mufulira smelter or from the refurbishment of the Vedanta Nkana smelter. In an effort to reduce its reliance upon Copperbelt smelter capacity, First Quantum has investigated alternative processing routes for a portion of its future copper concentrates. To this end, the Company has purchased a complete “second-hand” pressure oxidation facility from Placer Dome’s Turquoise Ridge operations in Nevada, USA. The pressure oxidation facility is currently being dismantled and over the next several months will be transported to the Kansanshi mine site in Zambia. Once on site, the pressure oxidation facility and ancillary equipment will be reconstructed and commis sioned for use. Additional information will be published as the project progresses.

At the Frontier project in the DRC, in -fill drilling to expand the resource and move the resource into the reserve category was completed in 2004. Updated resource/reserve statements, as well as a Project Engineering Report, are expected to be published in the second quarter of 2005.

At Guelb Moghrein, in Mauritania, MDM Processing, an Australian engineering company, has completed a Project Engineering Report (PER). The results of the PER will be published in the second quarter of 2005. The contracts for the plant engineering and construction have been awarded. Construction activities are underway. Guelb Moghrein is expected to be financed through a combination of cas h on hand, project debt and end user/supplier finance. An exploration drill program of approximately 5,000 metres is underway on selected high priorities targets within the 10,000 square kilometer Guelb Moghrein exploration tenement.

At the newly discovered Kashime prospect exploration drilling recommenced in February, 2005.

A substantial exploration program continues in the Zambia and the DRC Pedicle region where First Quantum controls approximately 30,000 square kilometers of prospective geology. A program of more than 10,000 metres of reverse circulation and diamond core drilling is planned for 2005. The drill program will focus on a number of attractive targets with similar geochemical and geophysics signatures to those demonstrated by Lonshi, Frontier and Kashime. Some of these new targets have had limited preliminary drilling in 2004 leading to the more extensive drill programs in 2005.

In March, the Board of Directors established a dividend policy under which First Quantum will pay an inaugural dividend of Canadian six cents per share in respect of the year ended December 31, 2004. The dividend will be paid on April 25, 2005 to shareholders of record on April 11, 2005.

The Board of Directors plans to implement a progressive dividend policy with future payments established in line with annual results and net cash generation. The Board of Directors expects First Quantum to pay two dividends a year. It is intended that in any year an interim dividend will declared upon announcement of the first six month results and a final dividend will be declared upon announcement of the full year results. It is proposed that the interim dividend will be set at approximately one-third of the total dividends paid in the previous financial year.

14

8. Critical Accounting Policies and Definitions

In preparing financial statements management has to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Specifically, estimates and assumptions are made in regards to reserve and resource estimation; future copper, cobalt, sulphuric acid and gold prices; foreign currency exchange rates; stock prices; estimated costs of future production; changes in government legislation and regulations; estimated future income tax amo unts; and the availability of financing and various operational factors.

Based on historical experience, current conditions and expert advice, management makes assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions form the basis for judgments about the carrying value of assets and liabilities and reported amounts for revenues and expenses. Different assumptions would result in different estimates and actual results may differ from results based on these estimates. These estimates and assumptions are also affected by management’s application of accounting policies. Critical accounting estimates are those that affect the consolidated financial statements materially and involve a significant level of judgment by management.

The following section outlines those critical accounting policies that involve significant management judgement or have changed since the filing of the Company’s 2003 Audited Financial Statements. Specifically the accounting policies for Stock-Based Compensation, Asset Retirement Obligations and Hedging Relationships have changed from 2003 due to new recommendations from the Canadian Institute of Chartered Accountants (CICA).

Stock-Based Compensation

In 2003, the company recorded no compensation expense for the issuance of stock options and did not follow the fair value method of accounting for stock options. As permitted by the CICA the company disclosed the pro-forma impact of the compensation expense that would have resulted had the fair value method been used.

Effective January 1, 2004, the Company adopted the new recommendations of the CICA whereby the company is now required to expense the fair value of the options granted over the vesting period. The fair value of the options is determined using an option pricing model that requires the input of subjective assumptions such as expected volatility and expected option life . Changes in the assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the company’s stock options.

For the year ended December 31, 2004 the company expensed $1.2 million to the income statement for the fair value of stock options issued. The adoption of this standard required retroactive adjustment to retained earnings without restatement. On January 1, 2004 the company decreased retained earnings by $467,000 and increased contributed surplus and common shares by $391,000 and $76,000 respectively.

Asset Retirement Obligations

In 2003, the company’s accounting policy was to provide for the costs of reclamation and closure costs over the estimated life of the ore body on a units-of-production basis. Effective January 1, 2004, the company adopted the recommendations of CICA, whereby the company is required to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and amortized over the expected useful life of the asset.

Upon adoption of these new recommendations, the company increased its property, plant and equipment, and environmental provisions by $1,468,000 and $2,898,000 respectively. It also decreased its future income tax liability, retained earnings and inventory balances by $408,000, $1,280,000 and $258,000 respectively. As required by the new recommendations, this change has been made retroactively with restatement of prior periods. The restatement of previous periods has meant that certain comparative figures for the year ended December 31, 2003 presented in this Management Discussion and Analysis have been restated from what was previously published. Specifically, retained earnings and future income tax liability decreased by $1,427,000 and $528,000 respectively.

The amounts recorded for the asset retirement obligation are estimates based on engineering studies of the work that is required by current environmental laws. Actual results could differ from these estimates as these estimates involve estimates of future costs and the scope of future work that has to be undertaken.

Hedging Relationships

On January 1, 2004, the company reviewed its existing hedge accounting treatment of certain derivative financial instruments in accordance with new criteria for hedge accounting as required by the CICA. Under the new guidelines, the company is required to document its hedging transactions and explicitly demonstrate that the hedges are sufficiently effective in order to continue accrual accounting for positions hedged with derivatives. Derivative financial instruments that do not qualify for hedge

15

accounting are required to be marked-to-market with changes in the fair value of the derivative instruments recognized as unrealized gains or losses in the statement of earnings.

During its review, the company identified certain cross-currency swaps and interest rate swaps, which had previously been designated as hedges of fluctuation in currency rate movements. Although some of its other derivative financial instruments would qualify for hedge accounting, most would not qualify under the new stringent guidelines, even though, in management’s opinion, these contracts continue to be effective in mitigating the company’s exposure to interest rate and foreign currency fluctuations.

Upon adoption of this guideline, the company deferred previously unrecognized exchange rate losses of $1,252,000 and non-hedge derivative losses of $127,000 and increased the Bwana EIB loan by $1,379,000 to adjust the carrying value of this loan to the spot rate effective as at December 31, 2003.

For the purposes of estimating the fair values the company relies upon the work of external third parties to provide the fair values of the company’s positions.

Mineral properties and deferred exploration costs

The company expenses exploration and associated costs relating to non-specific projects/properties in the period they are in incurred. For specific properties or projects any acquisition, exploration, or development costs are deferred until the project to which they relate is sold, abandoned, impaired or placed into production. Property acquisition and mine development costs, including costs incurred during production to expand ore reserves within existing mine operations, are deferred and depleted on a units-of-production basis over proven and probable reserves.

Management’s estimates of mineral prices, recoverable proven and probable reserves, and operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors, it is possible that changes could occur in the near term that could adversely affect management’s estimate of the net cash flow to be generated from its projects.

The company performs impairment tests on property, plant and equipment and mineral properties when events or circumstances occur which indicate the assets may not be recoverable. Where information is available and conditions suggest impairment, estimated future net cash flows for each project are calculated using estimated future prices, proven and probable reserves, and operating, capital and reclamation costs on an undiscounted basis where estimated future cash flows are less than the carrying value, the project is considered impaired. Reductions in the carrying value of each project would be recorded to the extent the net book value of the investment exceeds the d iscounted estimated future cash flows. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered

Pre-production costs

Determination of the start of commercial production is an important consideration as during the development phase costs will continue to be capitalized / deferred while during the production phase these costs would be treated as operating expenses. As noted in the company’s financial statements the company defers all production costs and revenues until such a time that the project achieves commercial production.

The exercise of assessing when commercial production levels are achieved is not straight-forward and requires consideration of many factors including, but not limited to, when; a nominated percentage of design capacity for the mine and mill has been achieved; mineral recoveries reaching or exceeding expected levels and the achievement of continuous production. The company when evaluating whether or not commercial production has been achieved or not will generally consider that commercial production has been achieved when between 65% and 70% of design capacity has been achieved continuously for a period of at least a week and recoveries are approaching expected levels. Notwithstanding, each project is also viewed in isolation and specific circumstances may exist that alter the above general framework on any individual project

Deferred stripping

The company uses the industry accounting practice of deferred stripping, under which mining costs associated with waste rock removal in excess of the life -of-mine average are deferred and charged to earnings on the basis of the average stripping ratio for the life of the mine. When the cumulative stripping ratio is less than the life-of-mine average, a provision for future stripping is made.

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The amount charged to cost of sales is therefore subject to management’s ability to estimate the stripping ratio over the life of the mine. Any changes in this estimate are applied prospectively and could have a material effect on the financial statements.

Revenue recognition

The company produces copper cathode, copper in concentrate, and acid. Revenues from copper products are recognized at contracted or market prices less realization charges when the risks and rewards of ownership pass to the customer. Copper products are sold under pricing arrangements where final prices may be determined by quoted market prices in periods subsequent to the date of sale. The products are provisionally priced using forward prices for the expected date of final settlement. Subsequent variations in the prices are recognized as revenue adjustments until the price is finalized. Acid revenue is recorded when title has passed to the customer and collectibility is reasonably assured.

Income taxes

The company uses the asset and liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years. The amount of future tax assets recognized is limited to the amount that is more likely than not to be realized.

The determination of the company’s tax expense for the year and its future tax liabilities and assets involves significant management estimation and judgement involving a number of assumptions. In determining these amounts management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of future tax assets and liabilities. Management also makes estimates of the future earnings which affect the extent to which potential future tax benefits may be used. The company is subject to assessment by various taxation authorities which may interpret tax legislation in a manner different from the company. These differences may affect the final amount or the timing of the payment of taxes. When such differences arise the company makes provision for such items based on management’s best estimate of the final outcome of these matters.

Future Changes in Accounting Policies

Effective January 1, 2005, the Company is required to adopt CICA Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). This standard harmonizes Canadian guidance with the equivalent US standard, FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. AcG-15 establishes accounting guidance for consolidation of variable interest entities by the primary beneficiary and applies to any business enterprise, public or private, that has a controlling interest, contractual relationship or other business relationship with a variable interest entity. There is no financial impact upon adoption of this new guideline.

Definitions

In this Management Discussion and Analysis the company makes reference to C1 costs or cash costs. These C1 costs or cash costs are calculated as the direct costs of processing and include any by-product credits such as acid or gold. These C1 costs exclude depreciation, financing, and head office recharges.

Forward Looking Statements

Certain information contained in the Management’s Discussion and Analysis constitutes “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the prices of gold, copper, cobalt and sulphuric acid, estimated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold, cobalt and sulphuric acid, the factual results of current exploration, development and mining activities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company’s documents filed from time to time with the Alberta, British Columbia, Ontario and Quebec Securities Commission and the United States Securities and Exchange Commission and the Alternative Investment Market operated by the London Stock Exchange.

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The comparison between financial years is complicated by the change in fiscal year end that occurred in 2003. This change means that the 2002 year is a 13 month period.

Comparison between years is further complicated by the results of Carlisa being proportionately consolidated from April 1, 2000 to March 1, 2002. After diluting its investment in Carlisa, the Company now cost accounts for its investment. To fully understand the impact of Carlisa, reference should be made to the 2002 audited annual financial statements.

Summary of Quarterly Results

The following table sets out the financial performance, financial position and operation statistics for the Company for the last eight quarters. It should be noted that Q4 2002 is for 4 months due to the change in fiscal year end that occurred in 2002.

9.	Selected Annual Information and Summary of Quarterly Results

Selected Annual Information
Table 17

	2004	2003[1]	2002[1]	2001[1]	2000[1]
Statement of Operations ($ millions)			(13 months)
Total Revenues	$113.5	$60.4	$51.3	$138.1	$91.2
Net Earnings (Loss)	28.0	4.6	(3.4)	(21.3)	7.2
Net Earnings per Share
Basic	$0.47	$0.09	$(0.09)	$(0.58)	$0.30
Diluted	$0.46	$0.09	$(0.09)	$(0.58)	$0.27

Balance Sheet ($ millions)
Total Assets	$473.1	$162.1	$99.6	$156.6	$129.5
Total Liabilities	313.0	78.3	45.3	61.2	54.5

Shareholders’ Equity
($ millions)	$157.8	$81.6	$52.1	$45.0	$32.0

Cash Flow from:
Operating activities
	$30.7	$16.9	$(4.1)	$6.5	$9.4
($ millions)
Operating per share	$0.51	$0.33	$(0.09)	$0.18	$0.37
[1] amounts have been restated to conform to new Canadian GAAP requirements

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Summary of Quarterly Results (unaudited)
Table 18

	2004	2004	2004	2004	2003	2003	2003	2003
Statement of Operations and Deficit	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Total Revenues ($ millions)	$30.7	$31.2	$26.3	$25.3	$19.9	$17.7	$12.7	$10.3
Cost of Sales ($ millions)	14.5	14.1	13.1	12.1	13.0	11.5	8.8	8.1
Net Earnings (Loss) ($ millions)	9.3	7.9	4.1	6.7	1.4	3.3	(0.2)	-
Basic Earnings per share	$0.16	$0.13	$0.07	$0.11	$0.02	$0.06	$(0.00)	$(0.00)
Diluted Earnings per share	$0.15	$0.13	$0.07	$0.11	$0.02	$0.06	$(0.00)	$(0.00)

Realized copper price	$1.20	$1.16	$1.11	$1.03	$0.84	$0.75	$0.71	$0.70
Cash Costs (C1)	$0.48	$0.45	$0.48	$0.39	$0.47	$0.42	$0.44	$0.44
Cash Costs (C3)	$0.59	$0.68	$0.67	$0.53	$0.66	$0.47	$0.69	$0.71

Financial Position ($ millions)
Working Capital	$33.9	$51.8	$28.0	$40.2	$13.5	$9.6	$1.1	$0.8
Total Assets	$473.1	$385.0	$276.4	$241.8	$162.1	$132.3	$111.0	$97.0

Bwana/Lonshi Production Statistics
Mining:
Waste Mined (000’s)	2,926	4,213	2,854	1,036	885	1,833	1,343	427
Ore Mined (000’s)	261	257	85	66	439	260	12	-
Ore Grade %	6.4	4.7	5.2	5.4	5.5	4.8	4.3	-

Processing:
Ore Processed (000’s)	256	278	237	209	197	233	181	111
Contained Copper (tonnes)	12,824	12,908	10,813	10,904	10,790	11,188	7,794	5,053
Recovery %	85	88	89	89	89	79	86	86
Copper Produced (tonnes)	10,942	11,330	9,585	9,689	9,558	8,862	6,734	4,359
Acid Produced (tonnes)	35,671	35,920	34,265	34,344	33,035	36,245	29,286	34,385
Surplus Acid (tonnes)	9,664	16,884	19,149	20,763	15,689	20,275	15,832	23,432
Kansanshi Production Statistics
Mining:
Waste Mine (000’s)	2,857	1,175	-	-	-	-	-	-
Ore Mined (000’s)	1,346	-	-	-	-	-	-	-
Ore Grade %	2.4	-	-	-	-	-	-	-